An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed and may be obtained.

Preliminary Offering Circular

August 11, 2023

 Subject to completion

PHOENIX CAPITAL GROUP HOLDINGS I LLC

18575 Jamboree Road

Suite 830

Irvine, CA 92612

(303) 376-9778

9.0% Unsecured Bonds (Series AA Bonds)

9.0% Unsecured Bonds (Series AA-1)

10.0% Unsecured Bonds (Series BB Bonds)

10.0% Unsecured Bonds (Series BB-1 Bonds)

11.0% Unsecured Bonds (Series CC Bonds)

11.0% Unsecured Bonds (Series CC-1 Bonds)

11.50% Unsecured Bonds (Series DD Bonds)

11.50% Unsecured Bonds (Series DD-1 Bonds)

12.0% Unsecured Bonds (Series EE Bonds)

12.0% Unsecured Bonds (Series EE-1 Bonds)

$75,000,000 Aggregate Maximum Offering Amount (75,000 Bonds)

$5,000 Minimum Purchase Amount (5 Bonds)

Phoenix Capital Group Holdings I LLC, a Delaware limited liability company (the “Company”), is offering a maximum of $75,000,000 in the aggregate of its 9.0% - 12.0%  unsecured bonds comprised of the “Series AA Bonds,” and the “Series AA-1 Bonds,” of its 10.0% unsecured bonds comprised of the “Series BB Bonds,” and the “Series BB-1 Bonds,” of its 11.0% unsecured bonds comprised of the “Series CC Bonds, and the “Series CC-1 Bonds,”, of its 11.50% unsecured bonds comprised of the “Series DD Bonds” and “Series DD-1 Bonds” and of its 12.0% unsecured bonds comprised of the “Series EE Bonds” and “Series EE-1 Bonds”, and collectively, the “Bonds,” pursuant to this offering circular. The sole difference between the various series of Bonds associated with each interest rate will be the payment of interest. For example, the Series AA Bonds will pay simple interest to the Bondholder monthly through cash distributions in arrears on the tenth (10th) day of each month, while the Series AA-1 Bonds will earn interest compounded monthly from the date of issuance and not pay monthly cash distributions. At maturity, the Series AA Bonds, the Series BB Bonds, the Series CC Bonds , the Series DD Bonds, and Series EE Bonds will pay the principal.  At maturity, the Series AA-1 Bonds, the Series BB-1 Bonds, the Series CC-1 Bonds , the Series DD-1 Bonds and Series EE-1 Bonds will pay the entirety of accrued interest and principal.  Interest will accrue on the basis of a 360-day year consisting of twelve 30-day months.

The purchase price per Bond is $1,000, with a minimum purchase amount of $5,000, or the “minimum purchase”; however, the Company, in our sole discretion, reserves the right to accept smaller purchase amounts. The maximum offering amount of Bonds is $75,000,000 (the “Maximum Offering Amount”). The Series AA Bonds and the Series AA-1 Bonds will mature on the third anniversary of the issuance date. The Series BB Bonds and the Series BB-1 Bonds will mature on the fifth anniversary of the issuance date. The Series CC Bonds and the Series CC-1 Bonds will mature on the seventh anniversary of the issuance date. The Series DD Bonds and the Series DD-1 Bonds will mature on the ninth anniversary of the issuance date.   The Series EE Bonds and Series EE-1 Bonds will mature on the eleventh anniversary of the issuance date.

The Bonds will be offered to prospective investors on a best efforts basis by Dalmore Group LLC (“Dalmore Group”, or “our broker/dealer of record,”) a New York limited liability company and a member of the Financial Industry Regulatory Authority, or “FINRA.” “Best efforts” means that our broker/dealer of record is not obligated to purchase any specific number or dollar amount of the Bonds, but it will use its best efforts to sell the Bonds. We reserve the right to engage additional broker-dealers, or “Selling Group Members,” who are members of FINRA, to assist in the sale of the Bonds. Certain of our Sponsor's personnel, including Mr. Willer, our Sponsor's Managing Director, Capital Markets, are licensed registered representatives of Dalmore and will be paid a portion of the Broker-Dealer Fee (as defined herein) as sales compensation with respect to the sales of our Bonds. Mr. Willer will be paid up to 4.0% of the gross proceeds of the offering out of the Broker-Dealer Fee. At each closing date, the net proceeds for such closing will be disbursed to our Company and Bonds relating to such net proceeds will be issued to their respective investors. We expect to commence the sale of the Bonds as of the date on which the offering statement is declared qualified by the United States Securities and Exchange Commission, or the “SEC,” and will terminate on the earliest of: (i) the date we sell the Maximum Offering Amount , or (ii) such date upon which we determine , in our sole discretion , but not more than three years after the date the offering statement is declared qualified by the SEC. The Company may elect to extend the maturity date of all or any portion of the Bonds, including all or any portion of any series, for up to two (2) additional one-year periods in the Company’s sole discretion. If the Company elects to extend the maturity date of a Bond, such Bond will bear interest at a rate 1.0% more than the original interest rate per annum during the first one-year extension period and will bear interest at a rate 2.0% more than the original interest rate per annum during the second one-year extension period.

	Price to Investors	Broker-Dealer Fee (1)(2)(3)	Proceeds to Company(1)(2)(3)	Proceeds to Other Persons

Per Bond (1)	$1,000	$0	$1,000	$0
Series AA	$1,000	$0	$1,000	$0
Series AA-1	$1,000	$0	$1,000	$0
Series BB	$1,000	$0	$1,000	$0
Series BB-1	$1,000	$0	$1,000	$0
Series CC	$1,000	$0	$1,000	$0
Series CC-1	$1,000	$0	$1,000	$0
Series DD	$1,000	$0	$1,000	$0
Series DD-1	$1,000	$0	$1,000	$0
Series EE	$1,000	$0	$1,000	$0
Series EE-1	$1,000	$0	$1,000	$0
Maximum Offering Amount of Bonds (2)	$75,000,000	$0	$75,000,000	$0

(1)

Any Broker-Dealer Fee (defined herein) will not be paid by the Company, it will be paid by our Sponsor. This includes a broker-dealer fee of up to 6.0% of the gross proceeds of the offering (the “Broker-Dealer Fee”). If the Maximum Offering Amount of Bonds is sold, the maximum Broker-Dealer Fee paid by our Sponsor will be $4,500,000. The Broker-Dealer Fee may be less than 6.0% of the gross proceeds if the Company allows. All Bonds are subject to a Broker-Dealer Fee up to 6.0% of the gross proceeds of the Bonds made in connection with the sale of each Bond. The Broker-Dealer Fee will be paid to Dalmore Group as our broker/dealer of record. Certain of our Sponsor's employees, including Mr. Willer, are registered as associated persons of our broker-dealer and will be paid part of any Broker-Dealer Fee resulting from Bonds sold with their assistance. See “Use of Proceeds” and “Plan of Distribution” for more information.

(2)	Phoenix Capital Group Holdings, LLC will be responsible for paying the Broker-Dealer Fee and offering expenses. We will not use any of our offering proceeds to pay such expenses. The Broker-Dealer Fee includes compensation for acting as our broker/dealer of record and for expenses incurred in connection with marketing the Bonds.

(3)	All figures are rounded to the nearest dollar.

Generally, no sale may be made to you in the offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Bonds is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Currently, there is no market for the Bonds being offered, nor does our Company anticipate one developing. Prospective investors should carefully consider and review that risk as well as the RISK FACTORS beginning on page 7 of this offering circular.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

FORM 1-A DISCLOSURE FORMAT IS BEING FOLLOWED.

ABOUT THIS OFFERING CIRCULAR

The information in this offering circular may not contain all of the information that is important to you. You should read this entire offering circular and the exhibits carefully before deciding whether to invest in the Bonds. See “Where You Can Find Additional Information” in this offering circular.

Unless the context otherwise indicates, references in this offering circular to the terms “Company,” “we,” “us,” and “our,” refer to Phoenix Capital Group Holdings I LLC, a Delaware limited liability company. References to our “Parent Company,” “Phoenix Capital Group,” or our “Sponsor” refers to Phoenix Capital Group Holdings, LLC, a Delaware limited liability company.

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding whether to invest in the Bonds. You should carefully read this entire offering circular, including the information under the heading “Risk Factors” and all information included in this offering circular.

Our Company. Phoenix Capital Group Holdings I LLC, a Delaware limited liability company, was formed on November 16, 2022 to provide a revolving loan up to a maximum principal amount of $75,000,000 in one or more advances (the “Loan”) exclusively to our Sponsor, for (i) purchasings mineral rights and non-operated working interests, as well as additional asset acquisitions, (ii) financing potential drilling and exploration operations of one or more subsidiaries, and (iii) other working capital needs. As collateral for making the Loan to our Sponsor, we will receive subordinated mortgage interests in certain of our Sponsor’s oil and gas properties. The Loan shall at all times be wholly subordinate and junior in right and time of payment to the prior current payment of any and all other indebtedness incurred by the Sponsor and payable to third party lenders, but excepting any debt with affiliates of the Sponsor, whether currently existing or later incurred, including but not limited to, that certain revolving credit loan from Amarillo National Bank (“ANB”) in the maximum and current principal amount of $30,000,000 (the “ANB Loan”) pursuant to that certain Commercial Credit Agreement dated as of July 24, 2023 (the “Credit Agreement”) by and among ANB, our Sponsor and its subsidiary, Phoenix Operating, LLC (“PhoenixOP”), as borrower, (collectively such Sponsor third party indebtedness, “Senior Sponsor Debt”). For the alleviation of doubt, any future secured lenders of our Sponsor will rank senior to the Loan.  In addition, we have entered into a Security Agreement in favor of ANB granting ANB a security interest in all of our assets as additional collateral for the ANB Loan. As of July 31, 2023, our Sponsor also has $65,880,681 in unsecured Regulation A debt obligations and $271,000,000 in unsecured Regulation D debt obligations. The maturity dates of the Regulation A debt are between January 31, 2025 and May 30, 2026. The maturity dates of the Regulation D debt are between August 31, 2023 and August 31, 2030. The unsecured Regulation A and Regulation D debt obligations are subordinated to the Loan with respect to the assets securing the Loan. Throughout the term of the Loan, our Sponsor may borrow and reborrow the amounts available under the Loan. The terms of each advance will correspond to the maturity date, interest rate, and gross proceeds of the Bonds providing the funds to make the advance. While under the Loan documents our Sponsor has the right to reborrow amounts available, we don't expect any reborrowings to occur because each advance corresponds to the Bonds providing the funds to make the advance such that when such advance matures or is otherwise repaid, it will be used to repay the corresponding Bonds and such funds will be unavailable for reborrowing.

Our Sponsor. We are a wholly-owned subsidiary of our Sponsor. Our Sponsor, Phoenix Capital Group Holdings, LLC, a Delaware limited liability company, was formed on April 23, 2019 to (i) purchase mineral rights and non-operated working interests, and (ii) finance drilling and exploration operations in the United States, using its proprietary software system to identify unique opportunities. Although our Sponsor has targeted specific regions, it is agnostic to geography and looks to focus exclusively on the best asset for profitability when determining which assets to buy. The more area our Sponsor can cover, the more it can ensure it is achieving the optimal return for invested capital.

Our Sponsor focuses on assets that present high near-term predictable cashflow. This analysis includes the geography of the asset, the probability of future oil wells and predictability of both the timing and value of the cashflow. Using the proprietary software that our Sponsor has developed internally, it is typically able to achieve an average payback period of 9-30 months on assets it buys. Additionally, our Sponsor employs a tax-efficient strategy of offsetting royalty income through use of intangible drilling costs (non-operated and operated working interests).

Our Sponsor has also developed a highly customized and proprietary software platform to help it identify opportunities. This aggregate, niche, scalable software platform is specific to our Sponsor and there is no known competitive product. As such, the software creates considerable intrinsic value to operational efficiencies.

While the Sponsor anticipates that extraction activities at its assets will continue to be primarily performed by third parties for the foreseeable future, our Sponsor has formed PhoenixOp to drill and operate producing wells on oil and gas properties contributed to it by our Sponsor. PhoenixOp has its own employees. Our Sponsor is and will remain the sole voting member and manager of PhoenixOp. Our Sponsor has agreed to grantcertain minority, non-voting interests to PhoenixOp’s employees. Our Sponsor intends to make capital contributions to PhoenixOp to finance the operations of PhoenixOp, which may include financing out of the proceeds of the Loan, until such time as PhoenixOp receives its own financing or has sufficient revenues to operate without financing from our Sponsor. Our Sponsor will also contribute oil and gas properties (but not those subject to our subordinate mortgage interests) to PhoenixOp from time to time as capital contributions. It is anticipated these contributed properties will be the drilling projects undertaken by PhoenixOp. PhoenixOp expects to begin operations in September 2023, subject to the availability of financing; however, we do not expect PhoenixOp to conduct extraction operations on a material amount of our Sponsor’s oil and gas properties until 2024 at the earliest. See “General Information About Our Sponsor — Our Sponsor’s Business Strategy”

The Offering. We are offering to investors the opportunity to purchase up to an aggregate of $75,000,000 of Bonds. See “Plan of Distribution - Who May Invest” for further information. The offering will terminate on the earliest of: (i) the date we sell the Maximum Offering Amount, or (ii) such date upon which we determine, in our sole discretion, but not more than two years after the date the offering statement is declared qualified by the SEC. The Company may elect to extend the maturity date of all or any portion of the Bonds, including all or any portion of any series, for up to two (2) additional one-year periods in the Company’s sole discretion. If the Company elects to extend the maturity date of a Bond, such Bond will bear interest at a rate 1.0% more than the original interest rate per annum during the first one-year extension period and will bear interest at a rate 2.0% more than the original interest rate per annum during the second one-year extension period.

Our Company will conduct closings in this offering on a weekly basis assuming there are funds to close until the offering termination. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. On each closing date, offering proceeds for that closing will be disbursed to us and Bonds will be issued to investors, or the “Bondholders.” If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber.

2

Issuer	Phoenix Capital Group Holdings I LLC, a Delaware limited liability company.
Securities Offered	Maximum — $75,000,000, aggregate principal amount of the Bonds.
Maturity Date

The Series AA Bonds and the Series AA-1 Bonds will mature on the third anniversary of the issuance date. The Series BB Bonds and the Series BB-1 Bonds will mature on the fifth anniversary of the issuance date. The Series CC Bonds and the Series CC-1 Bonds will mature on the seventh anniversary of the issuance date. The Series DD Bonds and the Series DD-1 Bonds will mature on the ninth anniversary of the issuance date.  The Series EE Bonds and Series EE-1 Bonds will mature on the eleventh anniversary of the issuance date.

Interest Rate

The Series AA Bonds and Series AA-1 Bonds will bear interest at a rate of 9.0% per year, the Series BB Bonds and Series BB-1 Bonds will bear interest at a rate of 10 .0% per year, the Series CC Bonds and Series CC-1 Bonds will bear interest at a rate of 11.0% per year, and the Series DD Bonds and DD-1 Bonds will bear interest at a rate of 11.50% per year. The Series EE and EE-1 Bonds will bear interest at a rate of 12.0% per year.

Interest Payments

The sole difference between the various series of Bonds associated with each interest rate will be the payment of interest.  For example, the Series AA Bonds will pay simple interest to the Bondholder monthly through cash distributions in arrears on the tenth (10th) day of each month, while the Series AA-1 Bonds will earn interest compounded monthly and not pay monthly cash distributions. At maturity, the Series AA Bonds, the Series BB Bonds, the Series CC Bonds, the Series DD Bonds, and the Series EE Bonds will pay the principal. At maturity, the Series AA-1 Bonds, the Series BB-1 Bonds, the Series CC-1 Bonds, the Series DD-1 Bonds, and the Series EE -1 Bonds will pay the entirety of accrued interest and principal.  Interest will accrue on the basis of a 360-day year consisting of twelve 30-day months.

Offering Price	$1,000 per Bond.
Ranking

The Bonds are subordinated, unsecured indebtedness of our Company. They rank pari passu with our other unsecured indebtedness that we have not expressly agreed is senior to the Bonds (which does not require Bondholder consent) and are structurally subordinated to all indebtedness of our subsidiaries if any. The Bonds rank junior to any of our current secured indebtedness, including the with respect to the security interest we have granted ANB regarding the ANB Loan and are subordinated to any right of payment under the same. The Bonds would also rank junior to any of our future secured indebtedness and to any of our future indebtedness with respect to which we agree with the lender is senior to the Bonds (collectively with the ANB Loan, the “Senior Debt”). See “Description of Bonds – Ranking” for more information.

Discretionary Redemption at Request of Bondholder

We have adopted a policy that Bondholders may request to have their Bonds redeemed at any time prior to the maturity date, regardless of the reason for the redemption, at a price equal to: (i) $950 plus all accrued but unpaid interest per Series AA, AA-1 through CC, CC-1 Bond; or (ii) $900 plus all accrued but unpaid interest per Series DD, DD-1 through EE, EE-1 Bond, regardless of when any such Bonds are redeemed.  Any request for redemption may be made by providing written notice to us.

We have no obligation to accept any request for redemption of Bonds, and we may choose to accept or reject a request for redemption for any reason, or no reason. We are not required to establish a sinking fund or reserve for the redemption of Bonds.  Any redemption is subject to our sole discretion. We may terminate our redemption policy at any time.

Use of Proceeds

We estimate that the net proceeds we will receive from this offering will be approximately $75,000,000  if we sell the Maximum Offering Amount.

We plan to use substantially all of the net proceeds from this offering to provide the Loan to our Sponsor for (i) purchasing mineral rights and non-operated working interests, as well as additional asset acquisitions, (ii) financing potential drilling and exploration operations of one or more subsidiaries and (iii) other working capital needs. See “Use of Proceeds” for additional information.

Prepayment at the Option of the Company

The Bonds may be prepaid at our option at no penalty. Any prepayment will occur at an amount equal to the then outstanding principal amount of the Bonds, plus any accrued but unpaid interest. For the specific terms of the prepayment, please see “Description of Bonds - Optional Prepayment” for more information.

Default

The Indenture governing the Bonds will contain events of default, the occurrence of which may result in the acceleration of our obligations under the Bonds in certain circumstances. Events of default, other than payment defaults, will be subject to our Company’s right to cure within a certain number of days of such event of default. Our Company will have the right to cure any payment default within 60 days before the trustee may declare a default and exercise the remedies under the Indenture. See “Description of Bonds - Event of Default” for more information.

Form	Bonds will be registered in book-entry form on the books and records of the Company. See "Description of Bonds - Book-Entry, Delivery and Form" for more information.
Denominations	We will issue the Bonds only in denominations of $1,000.

3

Payment of Principal and Interest	Principal and interest on the Bonds will be payable in U.S. dollars or other legal tender, coin or currency of the U.S.

Future Issuances

We may, from time to time, without notice to or consent of the Bondholders, increase the aggregate principal amount of any series of the Bonds outstanding by issuing additional bonds in the future with the same terms of such series of Bonds, except for the issue date and offering price, and such additional bonds shall be consolidated with the applicable series of Bonds and form a single series.

Securities Laws Matters

The Bonds being offered are not being registered under the Securities Act in reliance upon exemptions from registration requirements of the Securities Act and such state securities laws and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom. In addition, the Company does not intend to be registered as an investment company under the Investment Company Act of 1940, as amended.

Trustee, Registrar and Paying Agent

The Company is the registrar and designated paying agent with respect to the Bonds, and as such, will make payments on the Bonds. UMB Bank, N.A. acts as trustee under the Indenture. The Bonds will be issued in book-entry form only.

Governing Law	The Indenture and the Bonds will be governed by the laws of the State of Delaware.
Material Tax Considerations

You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Bonds in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Risk Factors

An investment in the Bonds involves certain risks. You should carefully consider the risks above, as well as the other risks described under “Risk Factors” of this offering circular before making an investment decision.

Certain Covenants

We will issue the Bonds under an indenture, or the Indenture, to be dated before or as of the initial issuance date of the Bonds between us and UMB Bank as the trustee, which indenture contains certain limited covenants in favor of the bondholders and the trustee. These covenants are subject to a number of important exceptions, qualifications, limitations and specialized definitions.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this offering circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this offering circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. The matters summarized below and elsewhere in this offering circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events or otherwise.

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5

RISK FACTORS

An investment in the Bonds is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment. An investment in the Bonds should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should consider the following risks before making a decision to purchase the Bonds. To the best of our knowledge, we have included all material risks to investors in this section.

Risks Related to the Bonds and to this Offering

The Bonds are not obligations of our subsidiaries and will be effectively subordinated to any future obligations of our Company’s subsidiaries, if any. Structural subordination increases the risk that we will be unable to meet our obligations on the Bonds.

The Bonds are our obligations exclusively and not of any of our subsidiaries. We do not currently have any subsidiaries, but we are not precluded from acquiring or forming subsidiaries by the Indenture or otherwise. If acquired or formed, our Company’s subsidiaries are not expected to be guarantors of the Bonds and the Bonds are not required to be guaranteed by any subsidiaries our Company may acquire or form in the future. The Indenture will prohibit the indebtedness incurred by us (but not including debt of our subsidiaries), with the exception of any principal owed on the Bonds and the Senior Debt. The Bonds are effectively subordinated to all of the liabilities of our Company’s subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our Company’s indebtedness, including the Bonds, or to make any funds available to make payments on the Bonds. Our Company’s right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our Company’s creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, in each case to the extent that our Company is not recognized as a creditor of such subsidiary. In addition, even where our Company is recognized as a creditor of a subsidiary, our Company’s rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness.

Amounts outstanding under the ANB Loan will be senior to our payment obligations under the Bonds if our Sponsor is in default under the Credit Agreement because ANB has a security interest in all of our assets .

The Bonds will be junior to any debt outstanding under our Sponsor’s Senior Sponsor Debt if our Sponsor is in default under the Credit Agreement. As of the date of this offering circular, $30,000,000 of debt was outstanding under the Credit Agreement. The maturity date of the ANB Loan is July 24, 2024. See General Information About Our Company — Summary of the ANB Commercial Credit Agreement. Pursuant to the Security Agreement between us and ANB, if our Sponsor fails to make payments of interest or principal when due, or otherwise defaults on the ANB Loan, ANB will have the right to foreclose upon and/or sell our assets in order to repay any outstanding amounts on the ANB Loan.  In addition, we are a guarantor of the ANB Loan pursuant to a commercial guaranty and may be required to pay the indebtedness of our Sponsor to ANB if our Sponsor defaults on the ANB Loan.  In such event, we will likely be unable to satisfy all of our payment obligations under the Bonds.

We anticipate that we will be required by ANB to expressly subordinate the loan to our Sponsor's ANB loan.

While such subordination is expected generally to permit repayments of advances under the Loan in accordance with their terms and the payment of interest thereon, it is also expected that any subordination of the Loan in favor of ANB will require our Sponsor to stop all payments to us in the event of a default under the ANB Loan until such default is cured. If the foregoing were to occur, we would be unable to make interest and principle payments on the Bonds until because the loan will be our sole source of cash flow.

Bondholders must rely on the Company as registrar and paying agent under the Bonds.

The Company will not be required to redeem the Bonds at the request of any Bondholder, however the Company may be permitted to prepay some or all of the Bonds in its sole discretion. The Bonds do not contain provisions allowing the Bondholders to require the Company to redeem the Bonds. While we have adopted a redemption policy, any such redemptions are entirely discretionary on the part of the Company, and carry penalties. Consequently, opportunities for Bondholders to gain liquidity very limited and uncertain.

The Company may prepay some or all of the Bonds in its sole discretion however no Bondholder has the right to require the Company to redeem some or all of the Bonds at the request of the Bondholder.

The Company will not be required to redeem the Bonds at the request of any Bondholder, however the Company may be permitted to prepay some or all of the Bonds in its sole discretion. The Bonds do not contain provisions allowing the Bondholders to require the Company to redeem the Bonds. Consequently, opportunities for Bondholders to gain liquidity will be further circumscribed even in circumstances where a Bondholder may receive a higher interest rate by redeeming all or part of his or her Bonds and purchasing different securities.

6

Our Sponsor’s level of indebtedness and significant debt service obligations could adversely affect its financial condition and ability to repay the Loan.

As of July 31, 2023, our Sponsor had $65,880,681 in outstanding unsecured Regulation A debt obligations, $196,145,860 in outstanding unsecured Regulation D debt obligations, and $30,000,000 outstanding under the ANB Loan. Our Sponsor is obligated to service multiple series of bonds through different offerings with various payment schedules, maturity dates, and interest rates. As a result, payments by our Sponsor toward a certain series of bonds reduces cashflow available to repay the Loan and increases the Sponsor’s risk of default or business failure which may adversely affect the Company.

We have entered into a Security Agreement in favor of ANB to collateralize the ANB Loan.

We have entered into a security agreement granting a lien on all of our assets, which we expect will be entirely comprised of our Loan to our Sponsor , in favor of ANB in connection with our Sponsor receiving the ANB Loan. If our Sponsor defaults under the Credit Agreement or other ANB Loan documents, ANB could foreclose on its security interest in our assets, which would likely result in our inability to pay interest or principal on the Bonds and exist as a going concern.

We are a guarantor of the ANB Loan pursuant to a guaranty in favor of ANB.

                If our Sponsor does not service the entirety of the ANB Loan, we could be compelled to pay the Sponsor’s outstanding balance.   Paying the outstanding balance of the ANB Loan would threaten our ability to exist as a going concern and our ability to pay principal and interest on the Bonds.

We may engage in a variety of transactions that may impair our ability to pay interest and principal on the Bonds.

The Indenture governing the Bonds does not contain covenants that will limit us from making any fundamental changes including any merger, consolidation, or sale of substantially all of our assets; provided, that any such transaction will require that any successor entity expressly assume our obligations with respect to any Bonds remaining outstanding. However, if we violate this covenant or engage in any transaction limited by the covenants pursuant to a waiver to the Indenture, it could have an adverse impact on Bondholders. In addition, other than the limited covenants contained in the Indenture and discussed in this offering circular, we are not subject to additional restrictions on our activities.

The Trustee may not be able to exercise its remedies under the Indenture upon an event of default thereunder without the consent of ANB, or any other holder of Senior Debt.

The Indenture requires a standstill period whereby the Trustee, whether on its own or upon the request of the requisite number of Bondholders, must obtain the consent of ANB, or any future lender of Senior Debt, to pursue any remedies against us within 180 days of an occurrence of an Event of Default (as defined in the Indenture). Any future holder of Senior Debt will also have the same rights.  As a result, the Trustee, on behalf of the Bondholders, may not be able to exercise its right to seek any remedies upon an Event of Default which may result in the Bondholders incurring losses that may have otherwise been avoided.

The Indenture does not allow the Bondholders to require the Company to repurchase the Bonds in the event of a change in control of the issuer.

In the event of a change of control of the Company, Bondholders will not have the right to require us to repurchase their Bonds, even though such a transaction could adversely affect the Bondholders. The absence of such a change of control provision in the Indenture increases risk to the Bondholders.

There is no established trading market for the Bonds and we do not expect one to develop. Therefore, Bondholders may not be able to resell them for the price that they paid or sell them at all.

Prior to this offering, there was no active market for the Bonds and we do not expect one to develop. We do not have any present intention to apply for a quotation for the Bonds on an alternative trading system or over the counter market and even if we obtain that quotation in the future, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, the Bonds will not be quoted on an alternative trading system or over the counter market until after the termination of this offering, if at all. Therefore, investors will be required to wait until at least after the final termination date of this offering for such quotation. The initial public offering price for the Bonds has been determined by us. You may not be able to sell the Bonds you purchase at or above the initial offering price or sell them at all.

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Alternative trading systems and over the counter markets, as with other public markets, may from time to time experience significant price and volume fluctuations. As a result, if the Bonds are listed on such a trading system, the market price of the Bonds may be similarly volatile, and Bondholders may from time to time experience a decrease in the value of their Bonds, including decreases unrelated to our operating performance or prospects. The price of the Bonds could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this offering circular. No assurance can be given that the market price of the Bonds will not fluctuate or decline significantly in the future or that Bondholders will be able to sell their Bonds when desired on favorable terms, or at all. Further, the sale of the Bonds may have adverse federal income tax consequences.

Bonds with longer terms may subject to higher risk as a result.

We are offering Bonds with an up to eight-year difference in term and we are offering Bonds with the option to have interest compound rather be paid currently.  A Bond with a longer term will be subject to and affected by the potential risks to the Company’s and Sponsor’s operations, relative to the repayment of the Loan, for a longer period of time than will a shorter term bond.  Resultingly, there will be a greater chance of an adverse event occurring with regarding to the Company or the Sponsor during the term of a longer termed Bond.  Risks that may be increased by the passage of time may include:

·	Our Sponsor’s ability to attract and retain key personnel;

·	Changing regulations and legislation that affect our Sponsor’s business;

·	Short and Long-term fluctuations in oil prices;

·	Costs and expenses associated with extraction on our Sponsor’s properties;

·	The potential for a change of control or other significant transaction with respect to us or our Sponsor.

Additionally, a greater proportion of our Sponsor’s outstanding indebtedness will mature and be payable prior to the maturity of the Loan advances made out of our longer-termed Bonds than those with shorter terms, and the repayment thereof may reduce the assets available for our Sponsor to repay the Loan with respect to advances associated with our longer-termed Bonds.

We may prepay all or any part of the Bonds that have been issued before their maturity, and you may be unable to reinvest the proceeds at either the same or a higher rate of return.

We may prepay all or any part of the outstanding Bonds prior to maturity. See “Description of Bonds - Optional Prepayment” for more information. If prepaid, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Bonds.

Our Sponsor’s inability to retain or obtain key personnel could impair its ability to honor its obligations under the terms of the Loan, which could adversely affect our business results.

Our success depends to a significant degree upon the contributions of our Sponsor’s management team. If any of them were to cease their affiliation with our Sponsor, our Sponsor may be unable to find suitable replacements, and our Sponsor’s operating results would suffer. Competition for highly skilled personnel is intense and attempts to attract and retain such skilled personnel may be difficult and unsuccessful. If our Sponsor loses or is unable to obtain the services of highly skilled personnel, our Sponsor’s operations could be delayed or hindered, and its ability to pay obligations on the Loan may be materially and adversely affected.

Risks Related to Our Corporate Structure

Because we are a wholly-owned subsidiary of our Sponsor, any adverse changes in the financial health of our Sponsor or our relationship with it could hinder our operating performance and our ability to meet our financial obligations.

We are dependent on our Sponsor to manage our operations. Our Sponsor makes all decisions with respect to our management. Any adverse changes in the financial condition of our Sponsor could hinder our ability to successfully manage our operations.

Bondholders will have no control over the operations of our Company or the Loan, which will be operated and controlled solely by our Sponsor as our sole manager.  Such lack of control and our Sponsor’s inherent conflicts of interest in administering our Company and the Loan of which it is the borrower increases the uncertainty and risks you face as an investor in the Bonds.

Our Sponsor is responsible for the day-to-day operations of our company and management of the Loan and has broad discretion over the use of proceeds from the Loan and the administration of the Loan in accordance with the Loan documents.  Our Sponsor may make changes to the Loan or other operations of our Company at its sole discretion. Neither our Sponsor nor any of its executive officers owe any fiduciary duties to Bondholders. Accordingly, you should not purchase Bonds unless you are willing to entrust all aspects of our day-to-day management and the management of the Loan to our Sponsor.

Risks Related to Our Business and Our Industry

We have a limited operating history and may not be able to operate our business successfully.

Our Company was formed on November 16, 2022, and as of the date of this offering circular, we have a limited operating history. As a result, an investment in the Company may entail more risk than an investment in the securities of an oil and gas company with a substantial operating history. Our limited operating history may adversely impact our ability to conduct business and financial operations.

Our sole business is to provide advances under the Loan to our Sponsor and the singular concentration of our resources into this line of business could increase our risk of business failure.

Our company was formed for the sole purpose of providing financing to our Sponsor in order to receive subordinated mortgage interests in oil and gas producing properties of our Sponsor in exchange. Our sole source of revenue are the principal and interest payments that our Sponsor will pay us from the Loan. We do not have any operational streams of revenue and instead are reliant on income from payment of interest and principal on the Loan to our Sponsor. We do not expect to have the opportunity to diversify into other potential revenue streams.

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Our Company is subject to regular and balloon payments of principal and interest which may adversely impact our ability to service our debt and Company obligations.

Our Company is obligated to service multiple series of Bonds through this offering with various payment schedules, maturity dates, and interest rates. As a result, payments by the Company toward a certain series of Bonds reduces cashflow available to a different series of Bonds, which may increase the Company’s risk of default or business failure.

Because of the unique difficulties and uncertainties inherent in the mineral rights investment business, our Sponsor faces a potential risk of business failure which could adversely affect our business.

Potential investors should be aware of the difficulties normally encountered by companies investing in mineral rights and the potential failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the mineral rights investment that our Sponsor plans to undertake. These potential problems include, but are not limited to, unanticipated problems relating to finding mineral rights assets, and additional costs and expenses that may exceed current estimates. The search for minerals may also involve numerous hazards. Thus, our Sponsor may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which our Sponsor cannot insure or against which our Sponsor may elect not to insure. Our Sponsor’s payment of such liabilities may have a material adverse effect on our financial position as our Sponsor would then have less funds available. In addition, there is no assurance that the expenditures to be made by our Sponsor in the exploration phase will result in the discovery of economic deposits of minerals. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. Threats to our Sponsor’s viability as a going concern and ability to repay the Loan may adversely affect our own business prospects as our sole purpose is to lend capital to our Sponsor.

If our Sponsor is unable to successfully compete within the mineral rights business, our Sponsor will not be able to repay the Loan.

The mineral rights business is highly competitive. This industry has a multitude of competitors. Our Sponsor’s exploration activities will be focused on attempting to locate commercially viable mineral deposits. Many of our Sponsor’s competitors have greater financial resources than our Sponsor. As a result, our Sponsor may experience difficulty competing with other businesses when investing in mineral rights. If our Sponsor is unable to retain qualified third-party operators to assist it in production activities if a commercially viable deposit is found to exist, our Sponsor may be unable to enter into production and achieve profitable operations. If our Sponsor is unprofitable, we too may experience adverse effects on our operations if our Sponsor cannot repay the Loan.

Because of factors beyond our Sponsor’s control which could affect the marketability of minerals found, our Sponsor may experience difficulty selling any minerals it discovers which could result in fewer profits and difficulty repaying the Loan.

Even if commercial quantities of mineral reserves are discovered, a ready market may not exist for the sale of these reserves. Numerous factors beyond our Sponsor’s control may affect the marketability of any minerals discovered. These factors include market fluctuations, the proximity and capacity of minerals markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. These factors could inhibit our Sponsor’s ability to sell minerals in the event that commercial amounts of minerals are found. If our Sponsor has difficulty selling the minerals it discovers, its profits may decline and ability to repay the Loan would suffer. As a result, our operations may be negatively impacted as well.

Because our Sponsor will be subject to compliance with government regulation which may change, the anticipated costs of its exploration program may increase and consequently impact our Sponsor’s ability to pay the Loan.

State and local government bodies regulate mineral exploration or exploitation within that state. Our Sponsor may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our Sponsor’s planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our Sponsor’s costs of doing business, prevent it from carrying out its exploration program, and make compliance with new regulations unduly burdensome. Such regulatory restrictions could become expensive and time consuming for our Sponsor and negatively impact its ability to repay the Loan.

A shortage of equipment and supplies for our Sponsor’s third-party operators could adversely affect our Sponsor’s ability to operate its business.

Our Sponsor’s third-party operators are dependent on various supplies and equipment in order to carry out its extraction operations. Any shortage of such supplies, equipment and parts could have a material adverse effect on their ability to carry out operations and therefore limit or increase the cost of production and, ultimately, our Sponsor’s profitability. If our Sponsor achieves less profits, it may not be able to repay the Loan and our business could suffer as well as a result.

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Our Sponsor will be contracting primarily with third parties to perform the actual extraction operations, and these third-party contractors may not perform as our Sponsor expects.

Our Sponsor will be utilizing third-party contractors to perform the drilling and extraction operations on its assets to extract the natural resources it relies on to generate revenue. If the third-party contractors our Sponsor hires do not perform as it expects, our Sponsor may not generate as much of a profit as it anticipates. If we are also negatively impacted by our Sponsor achieving less profits, this could limit our ability to make interest and principal payments to Bondholders. Further, if the contractors are not competent with respect to environmental laws and risks, our Sponsor may face enforcement actions, lawsuits, civil or criminal fines or penalties, loss or reputation or other costly expenditures, all of which could damage its business operations. Reckless action on the part of incompetent contractors could also lead to damage to, or destruction of, our Sponsor’s assets leading to delays in future actions and loss of revenue, among other costly outcomes. These costs could adversely impact our Sponsor’s ability to repay the Loan.

Our Sponsor is subject to significant governmental regulations, which affect its operations and costs of conducting its business and could potentially affect the Company’s own business prospects.

The current and future operations of our Sponsor’s business and that of the third-party contractors on our Sponsor’s land are and will be governed by laws and regulations, including:

•	laws and regulations governing mineral concession acquisition, prospecting, development, mining and production;
•	laws and regulations related to exports, taxes and fees;
•	labor standards and regulations related to occupational health and mine safety;
•	environmental standards and regulations related to waste disposal, toxic substances, land use and environmental protection; and
•	other matters.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Failure of the third parties our Sponsor contracts with to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. Our Sponsor may be required to compensate those suffering loss or damage by reason of our Sponsor’s mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits. These fines and penalties could be expensive and reduce our Sponsor’s ability to repay the Loan.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our Sponsor and consequently on our Company.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on our Sponsor, the third parties our Sponsor will contract with to perform the mining operations, our Sponsor’s venture partners and our Sponsor’s suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our Sponsor’s ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, our Sponsor cannot predict how legislation and regulation will affect our Sponsor’s financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by our Sponsor or other companies in our Sponsor’s industry could harm our Sponsor’s reputation. The potential physical impacts of climate change on our Sponsor’s operations are highly uncertain, and would be particular to the geographic circumstances in areas in which our Sponsor operates. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our Sponsor and its ability to repay the Loan.

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Our Sponsor’s exploration and development activities are subject to environmental risks, which could expose our Sponsor to significant liability and delay, suspension or termination of its operations and adversely impact the Company as a result.

The exploration and possible future development phases of our Sponsor’s business will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulations, if any, may adversely affect the operations of the third-party contractors on our Sponsor’s land as well as our Sponsor’s business which could adversely affect our business. If our Sponsor fails to comply with any of the applicable environmental laws, regulations or permit requirements, our Sponsor could face regulatory or judicial sanctions. Penalties imposed by either the courts or administrative bodies could delay or stop the operations of the third-party contractors or PhoenixOP on our Sponsor’s land or require a considerable capital expenditure. Although our Sponsor, PhoenixOP and its third-party operators intend to comply with all environmental laws and permitting obligations in conducting its business, there is a possibility that those opposed to exploration and mining will attempt to interfere with our Sponsor’s operations, whether by legal process, regulatory process or otherwise. Interference with our Sponsor’s operations could have a detrimental effect on our financial condition if our Sponsor’s ability to repay the Loan is jeopardized.

Our Sponsor, PhoenixOP or its third-party operators could be subject to environmental lawsuits.

Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around our Sponsor’s properties. There can be no assurance that our Sponsor’s defense of such claims will be successful. A successful claim against our Sponsor , PhoenixOP or any of the third parties our Sponsor contracts with to conduct operations on its land could have an adverse effect on our business prospects, financial condition and results of operation if our Sponsor’s ability to repay the Loan as a result is diminished.

While the testing of our Sponsor’s mineral right exploration software system has been successful to date, there can be no assurance that our Sponsor will be able to replicate the process, along with all of the expected economic advantages, on a large commercial scale.

As of the date of this offering circular, our Sponsor has built and operated its mineral right exploration software system on a limited scale. While our Sponsor believes that its development and testing to date has proven the concept of its software, there can be no assurance that as our Sponsor commences large scale operations that our Sponsor will not incur unexpected costs or hurdles that might restrict the desired scale of its intended operations or negatively impact its projected gross profit margin. If our Sponsor’s gross profit margin is adversely impacted, our operating results may suffer as well if our Sponsor’s ability to repay the Loan is impaired.

Our Sponsor does not currently own any intellectual property rights relating to its mineral right exploration software system and may be subject to competitors developing the same technology.

As of the date of this offering circular, our Sponsor does not own any intellectual property rights for any of its software used in its mineral rights exploration. Our Sponsor substantially relies on this software to identify profitable assets ahead of its competitors. If a competitor or anyone else replicates our Sponsor’s software, then our Sponsor’s business would materially suffer and its ability to repay any of its debts, including the obligations under the Loan, may be affected.

Our Sponsor’s mineral right exploration software system may infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions.

The applied science industry is characterized by frequent allegations of intellectual property infringement. Though our Sponsor does not expect to be subject to any of these allegations, any allegation of infringement could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause suspension of operations or force our Sponsor to enter into royalty, license, or other agreements rather than dispute the merits of such allegation. If patent holders or other holders of intellectual property initiate legal proceedings, our Sponsor may be forced into protracted and costly litigation. Our Sponsor may not be successful in defending such litigation and may not be able to procure any required royalty or license agreements on acceptable terms or at all. Defending these disputes could prove costly and impair our Sponsor’s ability to repay the Loan.

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Our Sponsor’s business is sensitive to the price of oil and timing of oil production, which may have an adverse effect on our Sponsor’s ability to repay the Loan.

Our Sponsor is in the business of purchasing mineral rights and non-operated working interests in land in the United States, including the rights to drill for oil and gas. A decline in oil prices can have an adverse effect on the value of our Sponsor’s interests in the land which will materially and adversely affect its ability to generate cash flows and in turn its ability to make principal and interest payments on the Loan.

Our Sponsor’s investments are focused on acquiring properties where oil production is either ongoing or imminent. Therefore, very few of our Sponsor’s investments are expected to generate returns that substantially exceed our Sponsor’s projections.

Our Sponsor focuses on acquiring properties where oil production is ongoing or imminent, which provide predictable near-term cash flows. Less than ten percent (10%) of our Sponsor’s total portfolio is expected to include investments with no current drill schedule, therefore investors should not expect our Sponsor’s investments to generate returns that substantially exceed our Sponsor’s current projections. If our Sponsor’s strategy of focusing on properties where oil production is ongoing or imminent does not perform as expected, it may be unable to timely repay the Loan.

Our Sponsor, through its investment in PhoenixOp and future assignment of oil and gas properties to PhoenixOp intends to begin drilling activities.  Such activities will pose additional risks to our Sponsor which could affect our Sponsor’s ability to pay the Loan.

Our Sponsor, through its investment in PhoenixOp and future assignment of oil and gas properties to PhoenixOp will place some of its assets into an entity taking on the risks of drilling operations.  PhoenixOp will face numerous risks while drilling, including: failing to place a well bore in the desired target producing zone; not staying in the desired drilling zone while drilling horizontally through the formation; failing to run its casing the entire length of the well bore; and not being able to run tools and other equipment consistently through the horizontal well bore. Risks PhoenixOp may face while completing our wells include, but are not limited to, not being able to fracture stimulate the planned number of stages; failing to run tools the entire length of the well bore during completion operations; not successfully cleaning out the well bore after completion of the final fracture stimulation stage; increased seismicity in areas near its completion activities; unintended interference of completion activities performed by us or by third parties with nearby operated or non-operated wells being drilled, completed, or producing; and failure of our optimized completion techniques to yield expected levels of production.

Further, many factors may occur that cause PhoenixOp to curtail, delay or cancel scheduled drilling and completion projects, including but not limited to:

•	abnormal pressure or irregularities in geological formations;
•	shortages of or delays in obtaining equipment or qualified personnel;
•	shortages of or delays in obtaining components used in fracture stimulation processes such as water and proppants;
•	delays associated with suspending our operations to accommodate nearby drilling or completion operations being conducted by other operators;
•	mechanical difficulties, fires, explosions, equipment failures or accidents, including ruptures of pipelines or storage facilities, or train derailments;
•	restrictions on the use of underground injection wells for disposing of waste water from oil and gas activities;
•	political events, public protests, civil disturbances, terrorist acts or cyber attacks;
•	decreases in, or extended periods of low, crude oil and natural gas prices;
•	title problems;
•	environmental hazards, such as uncontrollable flows of crude oil, natural gas, brine, well fluids, hydraulic fracturing fluids, toxic gas or other pollutants into the environment, including groundwater and shoreline contamination;
•	adverse climatic conditions and natural disasters;
•	spillage or mishandling of crude oil, natural gas, brine, well fluids, hydraulic fracturing fluids, toxic gas or other pollutants by us or by third party service providers;
•	limitations in infrastructure, including transportation, processing, refining and exportation capacity, or markets for crude oil and natural gas; and
•	delays imposed by or resulting from compliance with regulatory requirements including permitting.

PhoenixOp is not insured against all risks associated with our business. PhoenixOp may elect to not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented or for other reasons. In addition, pollution and environmental risks are generally not fully insurable.

Losses and liabilities arising from any of the above events could reduce the value of our Sponsor’s capital contributions to PhoenixOp, increase the need for our Sponsor to provide additional capital to PhoenixOp, and otherwise harm our Sponsor’s financial position, which could adversely affect its ability to pay the Loan.

Global macroeconomic events may adversely affect our ability to lend capital to our Sponsor and our Sponsor’s ability to repay the Loan.

As a result of global macroeconomic events, including the Ukraine war, price inflation, financial institution distress, concerns about a downturn and the lingering effects of the COVID-19 pandemic, uncertainties have arisen that continue to have an adverse impact on economic and market conditions. The global impact of these events or similar future events presents material uncertainty and risk with respect to our future financial results and capital raising efforts. We are unable to quantify the impact these events may have on us at this time. These potential impacts might negatively affect our operations along with other factors, including potential further decreases in, or prolonged periods of decreased pricing in, oil and gas, and the possible continued decline in global demand for oil and gas. Extended disruptions to the global economy are likely to cause fluctuations in oil prices and the timing of oil production, which could have a material adverse effect on our Sponsor’s ability to repay the Loan.

Any cybersecurity-attack or other security breach of our technology systems, or those of third-party vendors we rely on, could subject us to significant liability and harm our business operations and reputation.

Cybersecurity attacks and security breaches of our technology systems, including those of our clients and third-party vendors, may subject us to liability and harm our business operations and overall reputation. Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Threats to information technology systems associated with cybersecurity risks and cyber incidents continue to grow, and there have been a number of highly publicized cases involving financial services companies, consumer-based companies and other organizations reporting the unauthorized disclosure of client, customer or other confidential information in recent years. Cybersecurity risks could disrupt our operations, negatively impact our ability to compete and result in injury to our reputation, downtime, loss of revenue, and increased costs to prevent, respond to or mitigate cybersecurity events. Although we have developed, and continue to invest in, systems and processes that are designed to detect and prevent security breaches and cyber-attacks, our security measures, information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions that could result in unauthorized disclosure or loss of sensitive information; damage to our reputation; the incurrence of additional expenses; additional regulatory scrutiny or penalties; or our exposure to civil or criminal litigation and possible financial liability, any of which could have a material adverse effect on our business, financial condition and results of operations.

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Risks Related to Our Lending Activities

The Loan expose us to risks associated with debt-oriented mineral rights investments generally.

We seek to loan capital to our Sponsor. As such, we are subject to, among other things, risk of default on the Loan in our Sponsor paying debt service and the underlying mineral rights investments. Any deterioration of mineral rights fundamentals generally, and in the U.S. in particular, could negatively impact our performance by making it more difficult for our Sponsor to repay the Loan to satisfy its debt payment obligations, increasing the default risk applicable of our Sponsor, and/or making it more difficult for us to generate attractive risk-adjusted returns.

Prepayment of the Loan by our Sponsor  would result in the Company prepaying the Bonds.

Our business is solely to advance capital to our Sponsor pursuant to the Loan secured by junior mortgages on certain oil and gas producing properties of our Sponsor, and we do not expect to engage in any other business. In periods of declining interest rates and/or credit spreads, prepayment rates on loans generally increase. As a result of a decline in interest rates, our Sponsor may elect to prepay the Loan. Rather than reinvesting any proceeds of such prepayment, we anticipate we would prepay the Bonds having the same terms as the applicable advances prepaid by our Sponsor, which would result in investors in those Bonds receiving interest payments or compounding for a shorter period than the full term of such Bonds.

The Loan is not diversified with respect to the borrower.

We are making a Loan solely to our Sponsor, meaning that the Loan will not be diversified with respect to the borrower of such Loan. As such, our income stream from the Loan will be entirely dependent on our Sponsor’s operational success and ability to maintain its own income stream to make payments on the Loan. Any failure of our Sponsor to generate sufficient income, either through its own management or by means of any adverse economic, political or other conditions, could impact its ability to satisfy its Loan obligations to us. The value of our Bondholder’s investments could vary more widely than if we made loans to a wider variety of borrowers.

Non-conforming and non-investment grade rated loans involve increased risk of loss.

Our loans to our Sponsor may not conform to conventional loan standards applied by traditional lenders and either will not be rated (as is typically the case for private loans) or will be rated as non-investment grade by the rating agencies. Private loans often are not rated by credit rating agencies. Non-investment grade ratings typically result from the overall leverage of the loans, the lack of a strong operating history for the assets underlying the loans, the borrowers’ credit history, the underlying assets’ cash flow or other factors. As a result, the Loan should be expected to have a higher risk of default and loss than investment-grade rated assets. Any loss we incur may be significant and may adversely affect our results of operations and financial condition.

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U.S. Federal Laws

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. The mining operations conducted by third parties on our Sponsor’s land may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and state air quality laws. New facilities of theirs may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on their production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (“NEPA”) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (“EIS”). The U.S. Environmental Protection Agency, other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (“CWA”), and comparable state statutes, imposes restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the Environmental Protection Agency (“EPA”) or an analogous state agency. The CWA regulates storm water mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (“SDWA”) and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third-party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

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USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be $75,000,000 if we raise the Maximum Offering Amount.

We plan to use substantially all of the net proceeds from this offering to provide the Loan to our Sponsor for (i) purchasing mineral rights and non-operated working interests, as well as additional asset acquisitions, (ii) financing potential drilling and exploration operations of one or more subsidiaries and (iii) other working capital needs. The numbers in the table are approximate.

Maximum Offering Amount

	Bonds(2)*
	Amount	Percent
Gross offering proceeds(1)	$75,000,000	100%

Net Proceeds	$75,000,000	100%

75% of Maximum Offering Amount

	Bonds(3)*
	Amount	Percent
Gross offering proceeds(1)	$56,250,000	100%

Net Proceeds	$56,250,000	100%

50% of Maximum Offering Amount

	Bonds(4)*
	Amount	Percent
Gross offering proceeds(1)	$37,500,000	100%

Net Proceeds	$37,500,000	100%

25% of Maximum Offering Amount

	Bonds(5)*
	Amount	Percent
Gross offering proceeds(1)	$18,750,000	100%

Net Proceeds	$18,750,000	100%

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*Amounts and percentages may vary from the above, provided that Selling Commission and expenses will not exceed 6.0% of gross offering proceeds.

(1)

We are not responsible for paying any offering expenses or Broker-Dealer Fee to the broker/dealer of record. Phoenix Capital Group Holdings, LLC will pay the Broker-Dealer Fee of up to 6.0% of the gross proceeds of the offering and all of our offering expenses. See “Plan of Distribution” for more information. Certain of our Sponsor's employees , including Mr. Willer, are registered as associated persons of our broker-dealer and will be paid part of any Broker-Dealer Fee resulting from Bonds sold with their assistance.

(2)	This assumes we sell the Maximum Offering Amount comprised of $75,000,000.

(3)	This assumes we sell three-quarters of the Maximum Offering Amount comprised of $56,250,000.

(4)	This assumes we sell half of the Maximum Offering Amount comprised of $37,500,000.

(5)	This assumes we sell one-quarter of the Maximum Offering Amount comprised of $18,750,000.

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PLAN OF DISTRIBUTION

Who May Invest

As a Tier II, Regulation A offering, investors must comply with the 10% limitation on investment in the offering, as prescribed in Rule 251. The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you qualify as an Accredited Investor:

(i)

You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse (or spousal equivalent) in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)

You are a natural person and your individual net worth, or joint net worth with your spouse (or spousal equivalent), exceeds $1,000,000 at the time you purchase the Bonds (please see below on how to calculate your net worth);

(iii)

You are an executive officer, director, trustee, general partner or advisory board member of the issuer or a person serving in a similar capacity as defined in the Investment Company Act of 1940, as amended, the Investment Company Act, or a manager or executive officer of the general partner of the issuer;

(iv)

You are an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or an exempt reporting adviser as defined in Section 203(1) or Section 203(m) of that act, or an investment adviser registered under applicable state law.

(v)

You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the Code, a corporation, a Massachusetts or similar business trust or a partnership or a limited liability company, not formed for the specific purpose of acquiring the Bonds, with total assets in excess of $5,000,000;

(vi)	You are an entity, with investments, as defined under the Investment Company Act, exceeding $5,000,000, and you were not formed for the specific purpose of acquiring the Bonds;

(vii)

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958, any Rural Business Investment Company as defined in the Consolidated Farm and Rural Development Act of 1961 or a Private Business Development Company as defined in the Investment Advisers Act of 1940;

(viii)	You are an entity with total assets not less than $5,000,000 (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(ix)

You are a trust with total assets in excess of $5,000,000, your purchase of the Bonds is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Bonds;

(x)

You are a family client of a family office, as defined in the Investment Advisers Act, with total assets not less than $5,000,000, your purchase of the Bonds is directed by a person who has such knowledge and experience in financial and business matters that the family office is capable of evaluating the merits and risks of the prospective investment, and the family office was not formed for the specific purpose of investing in the Bonds;

(xi)

You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000; or

(xii)

You are a holder in good standing of certain professional certifications or designations, including the Financial Industry Regulatory Authority, Inc. Licensed General Securities Representative (Series 7), Licensed Investment Adviser Representative (Series 65), or Licensed Private Securities Offerings Representative (Series 82) certifications.

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Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, Net Worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the donor or grantor is the fiduciary and the fiduciary directly or indirectly provides funds for the purchase of the Bonds.

Determination of Suitability

The Selling Group Members and registered investment advisors recommending the purchase of Bonds in this offering have the responsibility to make every reasonable effort to determine that your purchase of Bonds in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

•	meet the minimum income and net worth standards set forth under “Plan of Distribution — Who May Invest” above;

•	can reasonably benefit from an investment in the Bonds based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation;

•	are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this offering circular of an investment in the Bonds; and

•	have apparent understanding of:

•	the fundamental risks of the investment;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of the Bonds;

•	the restrictions on transferability of the Bonds; and

•	the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation, and other investments as well as any other pertinent factors. The Selling Group Members and registered investment advisors recommending the purchase of Bonds in this offering must maintain, for a six-year period, records of the information used to determine that an investment in Bonds is suitable and appropriate for you.

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The Offering

We are offering a maximum offering amount of $75,000,000 aggregate principal amount of the Bonds to the public through our broker/dealer of record at a price of $1,000 per Bond. The offering will terminate on the earliest of: (i) the date we sell the Maximum Offering Amount , or (ii) such date upon which we determine , in our sole discretion, but not more than three years after the date the offering statement is declared qualified by the SEC. The Company may elect to extend the maturity date of all or any portion of the Bonds, including all or any portion of any series, for up to two (2) additional one-year periods in the Company’s sole discretion. If the Company elects to extend the maturity date of a Bond, such Bond will bear interest at a rate 1.0% more than the original interest rate per annum during the first one-year extension period and will bear interest at a rate 2.0% more than the original interest rate per annum during the second one-year extension period.

We have arbitrarily determined the selling price of the Bonds and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding Bonds.

The offering will continue until the offering termination. We will conduct closings on a weekly basis assuming there are funds to close, until the offering termination. If either day falls on a weekend or holiday, the closing will be conducted on the next business day. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. On each closing date, offering proceeds for that closing will be disbursed to us and Bonds will be issued to investors, or the “Bondholders.” If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber.

Broker-Dealer and Compensation We Will Pay for the Sale of the Bonds

Phoenix Capital Group Holdings, LLC will pay our Broker-Dealer Fee of up to 6.0% of the gross proceeds of the offering. The Broker-Dealer fee will be paid to Dalmore Group as our broker/dealer of record. Total underwriting compensation to be received by or paid to participating FINRA member broker-dealers, including, without limitation, the Broker-Dealer fee, will not exceed 6.0% of proceeds raised with the assistance of those participating FINRA member broker-dealers. Certain of our Sponsor's personnel, including Mr. Willer, our Sponsor's Managing Director, Capital Markets, are licensed registered representatives of Dalmore and will be paid a portion of the Broker-Dealer, Fee (as defined herein) as sales compensation with respect to the sales of our Bonds. Mr. Willer will be paid up to 4.0% of the gross proceeds of the offering out of the Broker-Dealer Fee.  In addition, our Sponsor has paid Dalmore Group a one-time advance set up fee of $5,000 to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore Group, such as, among other things, preparing the FINRA filing. In addition, our Sponsor will pay a $20,000 consulting fee that will be due after FINRA issues a “No Objection Letter.” Certain of our employees are registered as associated persons of our broker-dealer and will be paid part of any selling commission resulting from Bonds sold with their assistance.

Set forth below are tables indicating the estimated compensation and expenses that have been or may be paid in connection with the offering to our broker-dealers.

	Per Bond	Maximum Offering Amount
Offering:
Price to Investor:	$1000	$75,000,000
Broker-dealer fee:(1)	$60	$4,500,000
Remaining Proceeds:	$1000	75,000,000

(1)

This includes the Broker-Dealer Fee of up to 6.0% of the gross proceeds of the offering. The Broker-Dealer Fee may be less than 6.0% of the gross proceeds if the Company allows. All Bonds are subject to a Broker-Dealer Fee up to 6.0% of the gross proceeds of the Bonds made in connection with the sale of each Bond. The Broker-Dealer Fee will be paid to Dalmore Group as our broker/dealer of record. Certain of our Sponsor's employees, including Mr. Willer, are registered as associated persons of our broker-dealer and will be paid part of any selling commission resulting from Bonds sold with their assistance.

We have agreed to indemnify our broker/dealer of record, the Selling Group Members and selected registered investment advisors, against certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

In accordance with the rules of FINRA, the table above sets forth the nature and estimated amount of all items that will be viewed as “underwriting compensation” by FINRA that are anticipated to be paid by us in connection with the offering. The amounts shown assume we sell all the Bonds offered hereby.

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It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase the Bonds; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of the Bonds.

Discounts for Bonds Purchased by Certain Persons

We may pay reduced or no Broker-Dealer Fees in connection with the sale of Bonds in this offering to:

•	registered principals or representatives of our dealer-manager or a participating broker (and immediate family members of any of the foregoing persons);

•

our employees, officers and directors (and the immediate family members of any of the foregoing persons), any benefit plan established exclusively for the benefit of such persons, and, if approved by our board of directors, joint venture partners, consultants and other service providers;

•

clients of an investment advisor registered under the Investment Advisers Act of 1940 or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such dually registered investment advisor/broker-dealer); or

•	persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department.

For purposes of the foregoing, “immediate family members” means such person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such persons so related by adoption. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the Broker-Dealer Fees may elect not to accept all or a portion of such compensation. In that event, such Bonds will be sold to the investor at a per Bond purchase price, net of all or a portion of selling commissions. All sales must be made through a registered broker-dealer participating in this offering, and investment advisors must arrange for the placement of sales accordingly through the broker/dealer of record. The net proceeds to us will not be affected by reducing or eliminating Broker-Dealer Fees payable in connection with sales to or through the persons described above. Purchasers purchasing net of some or all of the Broker-Dealer Fees will receive Bonds in principal amount of $1,000 per Bond purchased.

Either through this offering or subsequently on any secondary market, affiliates of our Company may buy Bonds if and when they choose. There are no restrictions to these purchases. Affiliates that become Bondholders will have rights on parity with all other Bondholders.

How to Invest

Subscription Agreement

All investors will be required to complete and execute a subscription agreement. The subscription agreement may be submitted in paper form and should be delivered to Phoenix Capital Group Holdings I LLC, Attn: Lindsey Wilson,18575 Jamboree Road, Suite 830, Irvine, CA 92612. Subscriptions may be also submitted electronically. Generally, when submitting a subscription agreement electronically, a prospective investor will be required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents. You may pay the purchase price for your bonds by check, ACH or wire of your subscription purchase price in accordance with the instructions in the subscription agreement. All checks should be made payable to “Phoenix Capital Group Holdings I LLC.” We will hold closings on a weekly basis assuming there are funds to close. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber.

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By completing and executing your subscription agreement you will also acknowledge and represent that you have received a copy of this offering circular, you are purchasing the Bonds for your own account and that your rights and responsibilities regarding your Bonds will be governed by the Indenture and the form of Bond certificate each included as an exhibit to this offering circular.

Book-Entry, Delivery and Form

The Bonds purchased will be registered in book-entry form on the books and records of the Company. The ownership of Bonds will be reflected on the books and records of the Company.

Book-Entry Format

Under the book-entry format, the Company, as paying agent, will pay interest or principal payments directly to beneficial owners of Bonds. Because the Bonds will be book-entry on the Bond Register, investors will not receive physical certificates unless requested in writing.

The Trustee

UMB Bank, N.A. has agreed to be the trustee under the Indenture. The Indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us and our affiliates.

The Indenture provides that in case an event of default specified in the Indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee.

The trustee may resign at any time or may be removed by the holders of a majority of the principal amount of then-outstanding Bonds. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee, we may remove the trustee, or a court of competent jurisdiction may remove the trustee, upon petition of a holder of certificates. However, no resignation or removal of the trustee may become effective until a successor trustee has been appointed.

We are offering the Bonds pursuant to an exemption to the Trust Indenture Act of 1939, or the Trust Indenture Act. As a result, investors in the Bonds will not be afforded the benefits and protections of the Trust Indenture Act. However, in certain circumstances, the Indenture makes reference to the substantive provisions of the Trust Indenture Act.

Registrar and Paying Agent

The Company is the registrar and designated paying agent with respect to the Bonds, and as such, will make payments on the Bonds. The Bonds will be issued in book-entry form only.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

As of the date of this offering circular, we have not yet commenced active operations. Offering proceeds will be used to provide the Loan exclusively to our Sponsor and the payment of or reimbursement of selling commissions and other fees, expenses and uses as described throughout this offering circular. We will experience a relative increase in liquidity as we receive additional proceeds from the sale of Bonds and a relative decrease in liquidity as we spend net offering proceeds in connection with the Loan to our Sponsor. We expect the net proceeds of this offering will be kept briefly, if at all, in demand deposit accounts at a domestic insured depository  prior to deployment as an advance under the Loan to our Sponsor.

We intend to make reserve allocations as necessary to (i) aid our objective of preserving capital for our investors by supporting the maintenance and viability of assets we acquire in the future and (ii) meet the necessary covenants of the Bonds. If reserves and any other available income become insufficient to meet our covenants and cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing or liquidating our investment in one or more assets if any. There is no assurance that such funds will be available, or if available, that the terms will be acceptable to us. If necessary, we can use the proceeds of this offering to meet our obligations.

Results of Operations

Having not commenced active operations, we have not acquired any assets, thus our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting mineral rights, the oil and gas industry and energy generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of our assets.

Liquidity and Capital Resources

We are offering and selling to the public in this offering up to $75,000,000 of Bonds. Our principal demands for cash will be for the origination of the Loan to our Sponsor for (i) purchasing mineral rights and non-operated working interests, as well as additional asset acquisitions, (ii) financing potential drilling and exploration operations of one or more subsidiaries and (iii) other working capital needs. In addition, we will use offering proceeds for the payment of certain operating and administrative expenses we incur, and all continuing service obligations (if any), including our debt service on the Bonds. As we are dependent on the capital raised in this offering to conduct our business, our investment activity over the next twelve (12) months will be dictated by the capital raised in this offering.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the debt service obligations of the Bonds. However, our ability to finance our operations is subject to some uncertainties. Our ability to liquidate our assets is partially dependent upon the state of mineral rights. In general, we intend to pay debt service from cash flow obtained from operations. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, we may use funds out of our offering proceeds.

Plan of Operations

Our Company plans on originating loans for the purpose of our Sponsor engaging in the continued acquisition of mineral assets, financing potential drilling and exploration operations of one or more of its subsidiaries, and other working capital needs over the course of the next 12 months. In the opinion of management, based on projected profitability and positive cash flows, and the prospective investment, that the aggregate liquidity resources available to the Company are sufficient to meet its ongoing and prospective capital needs to continue to execute the business plan, which is solely to make the Loan to our Sponsor. There are no plans, at this time, to make any material changes to the day to day operational focus or raise additional capital beyond the Bonds described herein in the next six months to implement the plan of operations.

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GENERAL INFORMATION ABOUT OUR COMPANY

Our Company

Phoenix Capital Group Holdings I LLC, a Delaware limited liability company, was formed on November 16, 2022 to provide a revolving loan up to a maximum principal amount of $75,000,000 in one or more advances (the “Loan”) exclusively to our Sponsor, for (i) purchasing mineral rights and non-operated working interests, as well as additional asset acquisitions, (ii) financing potential drilling and exploration operations of one or more subsidiaries and (iii) other working capital needs. As collateral for making the Loan to our Sponsor, we will receive subordinated mortgage interests in certain of our Sponsor’s oil and gas producing properties. Throughout the term of the Loan, our Sponsor may borrow and reborrow the amounts available under the Loan. The terms of the advance will correspond to the maturity date, interest rate, and gross proceeds of the Bonds providing the funds to make the advance.  While under the Loan documents our Sponsor has the right to reborrow amounts available, we don't expect any reborrowings to occur because each advance corresponds to the Bonds providing the funds to make the advance such that when such advance matures or is otherwise repaid it will be used to repay the corresponding Bonds and will be such funds unavailable for reborrowing. Our principal executive offices are located at 18575 Jamboree Road, Suite 830, Irvine, California 92612.

Summary of the Company’s Loan to the Sponsor pursuant to the Revolving Line of Credit Loan Agreement (the “Credit Loan Agreement”), Subordinate Master Revolving Line of Credit Note (Current Pay)(the “Current Pay Note”), and Subordinate Master Revolving Line of Credit Note (Accrual Pay)(the “Accrual Pay Note” and together with the Current Pay Note, the “Notes”)

We will enter into the Credit Loan Agreement with our Sponsor in the form filed with the offering statement of which this offering circular is a part  as of June 1, 2023. The following summarizes some of the key provisions of the Credit Loan Agreement and the Notes. This summary is qualified in its entirety by the forms of Credit Loan Agreement and Notes, which are included as exhibits to the offering statement of which this offering circular is a part.

The Loan Facility

The Credit Loan Agreement provides that the Company will lend in one or more advances the maximum principal amount of $75,000,000 to the Sponsor for the funding of (i) purchasing mineral rights and non-operated working interests, as well as additional asset acquisitions, (ii) financing potential drilling and exploration operations of one or more subsidiaries and (iii) other working capital needs. The timing of the disbursement of any advance shall be contingent upon the Company’s receipt of the proceeds of the Bonds. The maximum outstanding principal amount of the loan is $75,000,000. The Sponsor will have the right during the term of the Credit Loan Agreement to borrow and reborrow any amounts repaid to the Company subject to the terms of the Credit Loan Agreement.  The aggregate outstanding amount of all advances shall not exceed eight-five percent (85%) of the aggregate total discounted present value of the collateral granted as security for the loan in the form of one or more mortgages, after deducting any allocable amount securing any outstanding Senior Sponsor Debt (the “Loan-to-Value Ratio”). The value of such collateral is determined by one or more reserve studies performed by a third party retained by the Sponsor on an annual basis. In the event the aggregate outstanding loan exceeds the Loan-to-Value ratio, such event shall not be deemed an event of default and the Sponsor shall cure such deficiency by either pledging additional collateral or repaying a portion of the Loan until the Loan-to-Value Ratio is met.  To the extent the Bonds are accelerated or prepaid, in whole or in part, the Sponsor shall be obligated to pay or prepay, in whole or in part, all or any part of any outstanding indebtedness under the Notes on the same terms as the Bonds.

The Notes; Rate of Interest; Payment Terms; Maturity

               At the option of the Sponsor, an advance may either be (i) on a current basis whereby the Sponsor makes monthly payments on the tenth (10th) day of each month to the Company of interest only pursuant to the Current Pay Note or (ii) on an accrual pay basis whereby interest will compound monthly and the Sponsor will pay all accrued and unpaid interest at maturity pursuant to the Accrual Pay Note. On each respective maturity date for advances on both a current and accrual basis, the outstanding principal sum, together will all accrued and unpaid interest thereon, as calculated in accordance with the above, shall mature and be due and payable to the Company. An advance under the Notes will bear interest at the rate per annum set forth on its Schedule 1.  Each advance may have a different term of maturity and interest rates.  In general, the maturity date, payment terms and interest rate applicable to each advance will be as set forth on its Schedule 1. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and shall accrue a full pro-rata portion of the annual rate of interest for each calendar month regardless of the number of days an advance is outstanding during such calendar month, on the same terms as the interest payable from the proceeds of the Bonds from which such advance of the loan is made.

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Security

To secure the payment of the Loan, the Sponsor agrees to enter into a (i) Mortgage – Collateral Real Estate Mortgage, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing with respect to the Sponsor’s oil and gas properties located in Dunn County, North Dakota, (ii) Mortgage – Collateral Real Estate Mortgage, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing with respect to the Sponsor’s oil and gas properties located in Converse County, Wyoming, (iii)  Mortgage – Collateral Real Estate Mortgage, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing with respect to the Sponsor’s oil and gas properties located in  Richland County, Montana, and (iv) Mortgage – Collateral Real Estate Mortgage, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing with respect to the Sponsor’s oil and gas properties located in Williams County, North Dakota in favor of the Company whereby the Company is granted a subordinate security interest in the oil and gas producing properties more particularly described in the mortgages. The mortgages will be self-subordinating to the lien of any mortgage, deed of trust, other similar instrument, or any other encumbrance(s) which may now or which may at any time hereafter be made upon the collateral to secure any Senior Sponsor Debt and will permit the periodic release, addition and/or substitution of all or any portion of the collateral, provided, however, that before and immediately following such release, addition or substitution, the Loan-to-Value Ratio is met.

Subordination

The Loan, from the Company to the Sponsor will at all times be wholly subordinate and junior in right and time of payment to the prior current payment of any and all other indebtedness incurred by the Sponsor and payable to third party lenders (but not including bondholders pursuant to our Sponsor’s Regulation A or Regulation D offerings), whether currently existing or later incurred, including but not limited to, that certain loan from the ANB Loan pursuant to the Credit Agreement.  For the alleviation of doubt, any future secured lenders will rank senior to the Loan. All payments of Senior Sponsor Debt then due must be satisfied before any current payment of the Loan by the Company may be made.  The terms of subordination permit the current payment of the Loan, including principal amounts due at maturity, so long as there is not a default then existing under the Senior Sponsor Debt. As of July 31, 2023,  our Sponsor had $65,880,681 in outstanding unsecured Regulation A debt obligations and  $196,145,860 in outstanding unsecured Regulation D debt obligations. The maturity dates of the Regulation A debt is between January 31, 2025 and May 30, 2026.  The maturity dates of the Regulation D debt is between May 30, 2023 and May 30, 2030.  The unsecured Regulation A and Regulation D debt obligations are subordinated to the Loan with respect to the assets securing the Loan.

Event of Default

               Any of the following shall constitute an event of default under the Credit Loan Agreement (i) if the Sponsor defaults in the payment of any sums due under the Credit Loan Agreement or the Notes and such failure continues for a period of sixty (60) days after such due date, (ii) failure in the performance of any of the agreements, conditions, covenants, or stipulations contained in the loan documents which is not cured within one hundred twenty (120) days from written notice thereof from the Company to the Sponsor and (iii) if a proceeding in bankruptcy, receivership, or insolvency is instituted by or against the Sponsor, or if the Sponsor is unable to meet its obligations as they mature, or the Sponsor commits an act of bankruptcy.

Subordinated Mortgage Interests In Certain Of Our Sponsor’s Oil And Gas Producing Properties

Asset Identifier	County	Disc 10% Value*	ANB's First Lien**	Remaining Value
Lime Rock - Southern Dunn	Dunn	$28,731,037.00	$3,209,762.19	$25,521,274.81
Anadarko - Lund	Converse	$38,982,539.00	$4,355,035.28	$34,627,503.72
Continental - Tolksdorfs	Richland	$8,436,353.25	$942,489.05	$7,493,864.20
Hunt - Blue Ridge	Williams	$8,824,672.03	$985,871.09	$7,838,800.95
Total		$84,974,601.28	$9,493,157.60	$75,481,443.68

*The Discounted 10% Value set forth above represents the net present value of the estimated cash flows from the assets set forth in the table above as determined in accordance with the Revolving Credit Agreement. Such net present value will decrease over time as the reserves at such assets are depleted.

**This represents the portion of ANB's outstanding principal balance as of the date of this offering circular allocable to each of the properties in which we have a collateral interest as determined under the Revolving Credit Agreement.

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Summary of the Company’s Limited Liability Company Agreement (the “LLC Agreement”)

The Company is governed by the LLC Agreement, dated December 1, 2022. The following summarizes some of the key provisions of the LLC Agreement. This summary is qualified in its entirety by the LLC Agreement itself, which is included as an exhibit attached hereto.

Management

               The LLC Agreement vests exclusive authority over the business and affairs of the Company in our Sponsor. Except as otherwise set forth in the LLC Agreement, our Sponsor shall have all rights and powers  on behalf and in the name of the Company to perform all acts necessary and desirable to the objects and purposes of the Company. All determinations, decisions, and actions made or taken by our Sponsor shall be conclusive and binding upon the Company.

Classes of Ownership

               The limited liability company interests in the Company consist of a class of common limited liability company interests held by our Sponsor.

Distributions

               Our Sponsor shall cause the Company to distribute 100% of the Company’s distributable cash to our Sponsor; provided however, that until such time as all obligations under any bonds issued by the Company pursuant to an offering thereof have been repaid in full, the Company shall not make any distributions to our Sponsor other than as required to offset the Company’s tax liability.

Outside Business

Our Sponsor may engage in any business venture of any nature, similar or dissimilar to the business of the Company. The Company shall have no rights by virtue of the LLC Agreement to income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Our Sponsor shall not be obligated to present any particular investment opportunity to the Company and our Sponsor shall have the right to take for its own account any such particular investment opportunity.

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Summary of the ANB Commercial Credit Agreement

Our Sponsor, PhoenixOP, and ANB entered into the Credit Agreement dated as of July 24, 2023 for the provision of the ANB Loan. The current outstanding principal balance under the ANB Loan is $30,000,000. Our Sponsor used a portion of the proceeds from the ANB Loan to pay off its prior senior indebtedness with Cortland Credit Corporation (“Cortland”). The ANB Loan is full drawn. The ANB Loan shall bear interest at a floating rate equal to the prime rate published by the Wall Street Journal plus 3.00%, subject to a floor of 9.00%. Interest accrued on the outstanding balance shall be payable on the 24th of each month and will be calculated on the basis of a calendar year of 365 days or 366 days. The maturity date of the ANB Loan is July 24, 2024. All principal will be due and payable at maturity so long as our Sponsor maintains a sufficient borrowing base under the Credit Agreement. As general and continuing security for the due payment and performance of the ANB Loan, our Sponsor has granted ANB a first priority lien interests over  the mineral and personal property  owned by our Sponsor.

Our Sponsor

Phoenix Capital Group Holdings, LLC was formed in the state of Delaware on April 23, 2019.  As of the date of this offering circular, the Sponsor conducts operations from three physical offices located in Irvine, CA, Denver, CO, and Casper, WY. Our Sponsor developed and continues to improve a software platform to identify, analyze, underwrite, and formally transact in the purchasing of mineral royalty and leasehold assets. Mineral royalties are contractual obligations at defined royalty rates between an operator that acts as a payor, and a mineral owner. Upon completion of an acquisition, our Sponsor becomes the beneficiary of this contract royalty payment, as the mineral owner of record. Leasehold assets give our Sponsor the ability to participate in the drilling and completion operations alongside the operator or operate the unit directly if it so chooses.

With respect to the technology platform, the software is used solely for the internal benefit of our Sponsor and is not licensed to any 3rd party. The analytics driven, automated system incorporates data sets from multiple 3rd party sources through custom API’s that call in refreshed data every 24 hours. Within the system, various dashboards can be accessed to analyze and review granular data sets at the asset level. Internal underwriting criteria generate offers to purchase assets furnished to our Sponsor’s sales and marketing team based on a discounted cash flow model driven by conservative estimates and inputs as a function of the data analysis and management inputs and assumptions. As of December 31, 2022, our Sponsor had acquired over 2,364 different mineral assets of which roughly 2,153 remained owned by it as of December 31, 2022. Assets that were disposed of were conveyed principally to private equity firms who operate in the vibrant, liquid secondary market. As of December 31, 2022, our Sponsor’s database has nearly 318,000 individual records in the current markets of interest which are comprised of the key basins in North Dakota, Montana, Wyoming, Colorado, Utah and Texas. The software can incorporate data sets from any basin within the United States; however, the addressable market in the focus regions alone is more than sufficient to create significant scale. However,  our Sponsor’s management does anticipate expanding beyond these regions over time. Our Sponsor is a private, family and employee-owned company.

Phoenix Operating

                While the Sponsor anticipates that extraction activities at its assets will continue to be primarily performed by third parties for the foreseeable future, our Sponsor has formed PhoenixOp to drill and operate producing wells on oil and gas properties contributed to it by our Sponsor.  PhoenixOp has its own employees.  Our Sponsor is and will remain the sole voting member and manager of PhoenixOp.  Our Sponsor has agreed to grantcertain minority, non-voting interests to PhoenixOp’s employees.  Our Sponsor intends to make capital contributions to PhoenixOp to finance the operations of PhoenixOp, which may include financing out of the proceeds of the Loan, until such time as PhoenixOp receives its own financing or has sufficient revenues to operate without financing from our Sponsor.  Our Sponsor will also contribute oil and gas properties (but not those subject to our subordinate mortgage interests) to PhoenixOp from time to time as capital contributions.  It is anticipated these contributed properties will be the drilling projects undertaken by PhoenixOp. PhoenixOp expects to begin operations in September 2023, subject to the availability of financing; however, we do not expect PhoenixOp to conduct extraction operations on a material amount of our Sponsor’s oil and gas properties until 2024 at the earliest. As of the date of this offering circular, our Sponsor has contributed $970,000 in cash to PhoenixOp. Our Sponsor has not yet contributed any projects to PhoenixOp.

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Sponsor Operating Results

For The Annual Periods Ended December 31, 2022 and 2021

Our Sponsor closed its $28 million investment facility on October 28, 2021 with Cortland Credit Lending Corporation. In addition, our Sponsor formally launched its Regulation A and D offerings in early 2022 to warm reception. These programs had raised over $83 million in funds as of December 31, 2022 with the trend line of investments in these programs continuing to accelerate. Our Sponsor views this extraordinary method of capitalizing itself as a unique competitive advantage to its peers. The addition of this capital into our Sponsor’s buy-and-hold strategy coupled with higher commodity pricing seen across the globe have yielded higher revenues than seen in the same period in 2021.

Revenue

Royalty revenues significantly increased in the same period in 2022 in comparison to 2021, as was expected by the increase in capital investment in our Sponsor and the price increase across the global commodity markets ($57,562,966 and $13,568,798, respectively). Our Sponsor’s management is confident revenues will grow at a similar pace over the next several years as additional capital is being raised and our Sponsor continues to generate compounding revenue streams.

Operating Expenses

Our Sponsor recorded operating expenses of $45,037,108 in the annual period ended December 31, 2022, in comparison to $12,928,033 in the same period in 2021. The increases in period over period operating expenses were driven by increased personnel expense, general increased overhead expenses, increased sales and marketing expenditures, and associated professional fees and expenses. The operating expenses of our Sponsor will continually grow in relation to assets in the portfolio due to the relational manner of mineral rights royalties to depletion and various oil and gas taxes and expenses (owner deductions, severance taxes and ad valorem taxes) as well as increased costs of maintaining and improving mineral, leasehold, and capital acquisition systems.

A large portion of the operating expenses of our Sponsor are related to future growth – as one example, advertising for mineral, leasehold, and capital acquisition in 2022 increased over 23 times the similar expense line item in 2021. This expense, when isolated, is targeted at future growth for our Sponsor, while the expense is incurred in the present period.

Net Loss

Our Sponsor recorded a net loss of $702,676 in the annual period ending December 31, 2022 and $659,546 for the same period in 2021. Our Sponsor expects to operate at a net income (again) starting as early as 2023. Our Sponsor expects revenues to increase in greater proportion to expenses as it continues to leverage its competitive advantages over the industry. In addition, our Sponsor invested over $72.5 million in assets and drilling projects in the second half of 2022, the majority of which will begin contributing revenues in 2023.

EBITDA

               Our Sponsor significantly increased the EBITDA generated to $24,804,670 for the annual period ending December 31, 2022 in comparison to the same period from 2021 of $6,617,914. The increased EBITDA is attributable to the increased capital available to our Sponsor to invest in attractive oil and gas projects, along with an increased commodity pricing around the globe. Our Sponsor expects EBITDA to continue to grow, period-over-period.

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EBITDA is a non-GAAP supplemental financial measure used by management and by external users of financial statements such as investors, research analysts, and others, to assess the financial performance of our Sponsor’s assets and their ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis. EBITDA is defined as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization. EBITDA does not represent and should not be considered an alternative to, or more meaningful than, net income (loss), income from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with U.S. GAAP as measures of financial performance. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The computation of EBITDA may differ from computations of similarly titled measures of other companies.

Liquidity and Capital Resources

As of December 31, 2022, our Sponsor had cash and receivables of $8,619,253 and total current liabilities of $80,456,971 comprised of maturities Regulation A and Regulation D debt obligations, accounts payable, and the Cortland facility which was scheduled to mature in April 2023. As of December 31, 2022, our Sponsor had a credit facility with Cortland Credit Lending Corporation with an outstanding balance of $26,750,000 , which facility was paid off with the proceeds of the ANB Loan. See “General Information About Our Company – Our Sponsor’s Current Indebtedness” for more information.  Our Sponsor  engages in  exempt offerings of unsecured debt securities. As of December 31, 2022, our Sponsor's notes payable balance was $94,357,504. Our Sponsor intends to continue to rely on its cash from operations and ability to incur additional indebtedness for its short and long term liquidity.

Plan of Operations

Our Sponsor plans on engaging in the continued acquisition of mineral and leasehold assets over the course of the next 12 months. In the opinion of our sponsor’s management, based on historical profitability, positive cash flows, and the prospective investment, that the aggregate liquidity resources available to our Sponsor are sufficient to meet its ongoing and prospective capital needs to continue to execute the business plan. Fixed overhead is not anticipated to materially increase, and resources from current and prior offerings and those available from organic and existing sources, will largely be deployed in the continued purchase of mineral assets. Our Sponsor also intends to have PhoenixOp begin its drilling operations and expects a portion of any financing procured by the Sponsor to be contributed to PhoenixOp.

Trend Information

Our Sponsor believes it has two very powerful competitive advantages relative to its peers, its industry-leading underwriting software and its unique and extraordinary capital raising program. Our Sponsor’s management believes that coupling those competitive advantages will create a sustainable and attractive growth vehicle that can elevate our Sponsor to an industry leader in the mineral rights and non-operated working interest domain. Our Sponsor believed that its size and scale at the end of 2022 allowed it to evaluate drilling its own leasehold assets, allowing it to further control its cashflow and capitalize upon prospective opportunities.  It has created PhoenixOp in order to capitalize on such opportunities.

Our Sponsor’s Properties

The table below sets forth information about the wells in which our Sponsor had an interest as of December 31, 2022.

	Well Count
Basin or Producing Region	Gross	Net
Bakken/Williston Basin	2,162	9.89
DJ Basin/Rockies/Niobrara	270	5.93
Permian Basin	357	0.78
Other	19	0.03
Total	2,808	16.60

Oil and Natural Gas Data

Evaluation and Review of Estimated Proved Reserves

Our Sponsor's historical reserve estimates as of December 31, 2022 were prepared by Kent Lina, an independent reservoir engineer, and reviewed by Curtis Allen, our Sponsor’s Chief Financial Officer. We anticipate that the preparation of our Sponsor’s proved reserve estimates are completed in accordance with internal control procedures, including the following:

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•	review and verification of historical production data, which data is based on actual production as reported by the operators of our Sponsor’s properties;

•	preparation of reserve estimates by Mr. Lina;

•	review by Mr. Allen of all of our Sponsor’s reported proved reserves at the close of calendar year, including the review of all significant reserve changes and all new proved undeveloped reserves additions;

•	verification of property ownership by our Sponsor’s land department; and

•	no employee's compensation is tied to the amount of reserves booked.

Under SEC rules, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a "high degree of confidence that the quantities will be recovered." All of our Sponsor’s proved reserves as of December 31, 2022 were estimated using a deterministic method. The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions established under SEC rules. The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods, (2) volumetric-based methods and (3) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. The proved reserves for our properties were estimated by performance methods, analogy or a combination of both methods. All proved producing reserves attributable to producing wells were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis, which utilized extrapolations of available historical production and pressure data. All proved developed non-producing reserves were estimated by the analogy method.

Summary of Estimated Proved Reserves

The following table presents our Sponsor’s estimated proved oil and natural gas reserves as of December 31, 2022:

Estimated proved developed reserves	December 31, 2022¹
Oil (Bbl)	3,691,722
Natural Gas (Mcf)	7,624,212
Total (Boe)(6:1)²	4,962,424
Estimated proved undeveloped reserves
Oil(Bbl)	-
Natural Gas (Mcf)	-
Total (Boe)(6:1)²	-
Estimated proved reserves
Oil (Bbl)	3,691,722
Natural Gas (Mcf)	7,624,212
Total (Boe)(6:1)²	4,962,424
Percent proved developed	100%

(1)  Estimates of reserves as of December 31, 2022 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month within the year ended December 31, 2022, in accordance with SEC guidelines applicable to reserve estimates as of the end of such period. The unweighted arithmetic average first day of the month prices were $94.14 per Bbl for oil and $6.357 per MMBtu for natural gas at December at December 31, 2022. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties. Although we believe these estimates are reasonable, actual future production, cash flow, taxes, development expenditures, production costs and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

(2)  Estimated proved reserves are presented on an oil-equivalent basis using a conversion of six Mcf per barrel of "oil equivalent." This conversion is based on energy equivalence and not price or value equivalence. If a price equivalent conversion based on the twelve-month average price for the year ended December 31, 2022 was used, the conversation factor would be approximately 14.8 Mcf per Bbl of oil.

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Oil and Natural Gas Production Prices and Production Costs

Production and Price History

The following table sets forth information regarding production of oil and natural gas and certain price and cost information for each of the periods indicated:

	Year Ended December 31,
	2022	2021	2020
Production Data (All Properties):
Oil (Bbl)	523,416	203,532	122,538
Natural Gas (Mcf)	1,058,506	452,293	245,076
Total (Boe)(6:1)¹	699,834	278,914	163,384
Average daily production (Boe/d)(6:1)	1,917	764	448
Average Realized Prices:
Oil (Bbl)	$91.01	$67.46	$45.87
Natural Gas (Mcf)	$6.66	$2.77	$0.68
Average Unit Cost per Boe (6:1):
Operating costs, production and ad valorem taxes	$19.89	$13.18	$9.02
% of Revenue	21.9%	19.5%	9.7%

(1) "Btu-equivalent" production volumes are presented on an oil-equivalent basis using a conversion factor of six Mcf of natural gas per barrel of "oil equivalent," which is based on approximate energy equivalency and does not reflect the price or value relationship between oil and natural gas.

Productive Wells

Productive wells consist of producing wells, wells capable of production, and exploratory, development, or extension wells that are not dry wells. As of December 31, 2022, our Sponsor owned mineral or royalty interests in 2,808 productive wells, majority of which are primarily oil wells which produce natural gas and natural gas liquids as well.

Drilling Results

As of December 31, 2022, the operators of our Sponsor’s properties had drilled 2,808 gross productive development wells on the acreage underlying our Sponsor’s mineral and royalty interests. As a holder of mineral and royalty interests, our Sponsor generally is not provided information as to whether any wells drilled on the properties underlying our acreage are classified as exploratory. Our Sponsor is not aware of any dry holes drilled on the acreage underlying our Sponsor’s mineral and royalty interests during the relevant periods.

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Our Sponsor’s Current Indebtedness

As of the date of this offering circular, $30,000,000 of debt was outstanding under ANB Loan.

Our Sponsor also has $65,880,681 in unsecured Regulation A debt obligations and $271,000,000 in unsecured Regulation D debt obligations. The maturity dates of the Regulation A debt are between January 31, 2025 and May 30, 2026. The maturity dates of the Regulation D debt are between August 31, 2023 and August 31, 2030.  The unsecured Regulation A and Regulation D debt obligations are subordinated to the Loan with respect to the assets securing the Loan.

Our Sponsor’s Market Opportunity

Our Sponsor focuses on specific subsets of mineral assets and leasehold assets in the United States. From a market perspective, it focuses on high attractive and defined basins, currently serviced by top tier operators, with assets that it believes will generate high near-term cash flow. All the assets which our Sponsor seeks to acquire are purchased at what our Sponsor’s management believes are attractive price points and have a liquidity profile that is desirable in the secondary market. The assets our Sponsor seeks to acquire have near term payback and long-term residual cash flow upside.

Our Sponsor’s Business Strategy

Our Sponsor has developed a process for the identification, acquisition and monetization of its assets. Below is a general illustration of our Sponsor’s process:

1.

Our Sponsor’s proprietary software provides market intelligence to identify and rank potential assets. It believes this is its core competitive advantage because it is able to identify and unlock value with its proprietary technology that may otherwise be missed.

2.	Our Sponsor makes contact with the owner of the asset and begins the conversation on how it can help unlock value of the property for the owner.

3.	Our Sponsor provides the potential seller with a packet detailing our Sponsor, industry data, property valuation and an all-cash offer based on the valuation.

4.	Our Sponsor’s sales team engages the potential seller to discuss the terms of the sale and the value of the property.

5.	Our Sponsor handles the closing of the property and the property is migrated to its portfolio.

6.

Our Sponsor utilizes its land rights to immediately extract natural resources from the property using its trusted third-party operator network. Its proprietary technology, which originally identified the potential natural resource capability of the land, allows it to immediately create cash flow from the property through the extraction of the natural resource using the operator.

7.

Our Sponsor collects a portion of the revenue generated from the natural resources extracted and sold by the third-party operator. Our Sponsor’s share of the revenue depends on the type of asset, either mineral rights or non-operated working interests, and its contract with the third-party operator.  Our Sponsor also plans to begin to contribute assets to PhoenixOp to extract resources from in order to enable our Sponsor, and PhoenixOp to better control cashflow.

8.

Our Sponsor continues to operate the property to extract the minerals through third-party operators or PhoenixOp until it decides to sell the property rights typically for many multiples than its original purchase price.

Separate from the ordinary royalty income assets, our Sponsor maintains a structural discipline to participate in non-operated working interests, in part for their tax benefits. Due to favorable IRS treatment, marrying this asset class to its pure royalty income creates an augmented “write off’ strategy whereby the balanced portfolio effectively creates little to no annual taxable income. Our Sponsor is data driven. Our Sponsor’s software platform applies managements criteria to catalogs of data points to automate 95% of business functions while also allowing for robust reporting. The goal is to give the sales and marketing team the best information, quickly, to execute on management’s acquisition strategy targeting high value assets. The system allows for adjusted focus based on size and region very efficiently as our Sponsor grows and scales into new markets and price-points using the same fundamental underlying guidelines. Functionally, these transactions are very similar to traditional real estate transactions with respect to the mechanics. A seller agrees to sell to our Sponsor, a purchase and sale agreement is executed, earnest money is conveyed, manual diligence and title review is conducted as an audit function prior to closing. Upon closing the funds are conveyed to the seller and the title is recorded in the respective jurisdiction by our Sponsor. At this point, the operator is directed to convey all future payments to our Sponsor at the defined rate. In most cases, our interaction with the operator is more administrative and clerical in nature unless it is a working interest or an alternative scenario. Assets can produce for upwards of 20 years however there is a considerable regression/depletion curve that commences over the life of the asset. As such, our Sponsor tends to focus on wells that have recently began producing, or are likely to have new production in the near term. Our Sponsor focuses on a closed loop process from discovery to acquisition to long term balance sheet ownership. The recurring nature of these cash flows allows for considerable scale without material increases in fixed overhead.

Liquidity of Prior Sponsored Programs

Our Sponsor has sponsored one prior public program, an issuance of its own debt obligations with three-year maturities, subject to extension for up to two additional one-year terms, pursuant to Regulation A.  The Sponsor’s offering of debt obligations under Regulation A commenced in January 2022, with the earliest maturity date of the Sponsor’s Regulation A securities being January 31, 2025, subject to extension.  Therefore, our Sponsor has not had a prior program reach a date or period at which it disclosed the program might be liquidated.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Bonds, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Code, current, temporary and proposed U.S. Treasury regulations issued under the Code, or collectively the Treasury Regulations, the legislative history of the Code, IRS rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a Bondholder. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such Bondholder’s particular circumstances or to Bondholders subject to special rules, including, without limitation:

•	a broker-dealer or a dealer in securities or currencies;

•	an S corporation;

•	a bank, thrift or other financial institution;

•	a regulated investment company or a real estate investment trust;

•	an insurance company

•	a tax-exempt organization;

•	a person subject to the alternative minimum tax provisions of the Code;

•	a person holding the Bonds as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	a partnership or other pass-through entity;

•	a person deemed to sell the Bonds under the constructive sale provisions of the Code;

•	a U.S. person whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that purchase the Bonds in this offering for cash and that hold the Bonds as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

As used herein, “U.S. Holder” means a beneficial owner of the Bonds that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

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If an entity treated as a partnership for U.S. federal income tax purposes holds the Bonds, the tax treatment of an owner of the entity generally will depend upon the status of the particular owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Bonds.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Bonds or that any such position would not be sustained.

THIS SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Interest

U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the Bonds in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Bonds

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of a Bond equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefore (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the Bond. A U.S. Holder’s adjusted tax basis in a Bond (or a portion thereof) generally will be the U.S. Holder’s cost therefore decreased by any payment on the Bond other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the Bond has been held for more than one year, such capital gain may be subject to reduced federal income tax rates. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain individuals, trusts and estates are subject to a Medicare tax of 3.8% on the lesser of (i) “net investment income,” or (ii) the excess of modified adjusted gross income over a threshold amount. Net investment income generally includes interest income and net gains from the disposition of Bonds, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the Medicare tax on their ownership and disposition of Bonds in light of their individual circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the Bonds or proceeds upon the sale or other disposition of such Bonds (including a redemption or retirement of the Bonds). Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual is ordinarily his or her social security number;

•	the IRS notifies the payor that such holder furnished an incorrect TIN;

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•	in the case of interest payments such holder is notified by the IRS of a failure to properly report payments of interest or dividends;

•

in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding; or

•	such holder does not otherwise establish an exemption from backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders are encouraged to consult their tax advisors.

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ERISA CONSIDERATIONS

The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of the Code that may be relevant to a prospective investor, including plans and arrangements subject to the fiduciary rules of ERISA and plans or entities that hold assets of such plans (“ERISA Plans”); plans and accounts that are not subject to ERISA but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh plans, and medical savings accounts (together with ERISA Plans, “Benefit Plans” or “Benefit Plan Investors”); and governmental plans, church plans, and foreign plans that are exempt from ERISA and the prohibited transaction provisions of the Code but that may be subject to state law or other requirements, which we refer to as Other Plans. This discussion does not address all the aspects of ERISA, the Code or other laws that may be applicable to a Benefit Plan or Other Plan, in light of their particular circumstances.

In considering whether to invest a portion of the assets of a Benefit Plan or Other Plan, fiduciaries should consider, among other things, whether the investment:

•	will be consistent with applicable fiduciary obligations;

•	will be in accordance with the documents and instruments covering the investments by such plan, including its investment policy;

•	in the case of an ERISA plan, will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other provisions of the Code and ERISA;

•	will impair the liquidity of the Benefit Plan or Other Plan;

•	will result in unrelated business taxable income to the plan; and

•	will provide sufficient liquidity, as there may be only a limited or no market to sell or otherwise dispose of our Bonds.

ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the Benefit Plan and persons who have specified relationships to the Benefit Plan, who are “parties in interest” within the meaning of ERISA and, “disqualified persons” within the meaning of the Code. Thus, a designated plan fiduciary of a Benefit Plan considering an investment in our shares should also consider whether the acquisition or the continued holding of our shares might constitute or give rise to a prohibited transaction. Fiduciaries of Other Plans should satisfy themselves that the investment is in accord with applicable law.

Section 3(42) of ERISA and regulations issued by the Department of Labor, or DOL, provide guidance on the definition of plan assets under ERISA. These regulations also apply under the Code for purposes of the prohibited transaction rules. Under the regulations, if a plan acquires an equity interest in an entity which is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless an exception from the plan asset regulations applies.

We do not believe the DOL’s plan assets guidelines apply to our Bonds or our Company because our Bonds are debt securities and not equity interests in us.

If the underlying assets of our Company were treated by the Department of Labor as “plan assets,” the management of our Company would be treated as fiduciaries with respect to Benefit Plan Bondholders and the prohibited transaction restrictions of ERISA and the Code could apply to transactions involving our assets and transactions with “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code) with respect to Benefit Plan Bondholders. If the underlying assets of our Company were treated as “plan assets,” an investment in our Company also might constitute an improper delegation of fiduciary responsibility to our Company under ERISA and expose the ERISA Plan fiduciary to co-fiduciary liability under ERISA and might result in an impermissible commingling of plan assets with other property.

If a prohibited transaction were to occur, an excise tax equal to 15% of the amount involved would be imposed under the Code, with an additional 100% excise tax if the prohibited transaction is not “corrected.” Such taxes will be imposed on any disqualified person who participates in the prohibited transaction. In addition, other fiduciaries of Benefit Plan Bondholders subject to ERISA who permitted such prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, could be required to restore to the plan any losses suffered by the ERISA Plan or any profits realized by these fiduciaries as a result of the transaction or beach. With respect to an IRA or similar account that invests in our Company, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status. In that event, the IRA or other account owner generally would be taxed on the fair market value of all the assets in the account as of the first day of the owner’s taxable year in which the prohibited transaction occurred.

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DESCRIPTION OF BONDS

This description sets forth certain terms of the Bonds that we are offering pursuant to this offering circular. In this section we use capitalized words to signify terms that are specifically defined in the Indenture, by and between us and UMB Bank, N.A., as trustee, or the trustee. We refer you to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this offering circular for which no definition is provided.

Because this section is a summary, it does not describe every aspect of the Bonds or the Indenture. We urge you to read the Indenture carefully and in its entirety because that document and not this summary defines your rights as a Bondholders. Please review a copy of the Indenture. The Indenture is filed as an exhibit to the offering statement, of which this offering circular is a part, at www.sec.gov. You may also obtain a copy of the Indenture from us without charge. See “Where You Can Find More Information” for more information. You may also review the Indenture at the trustee’s corporate trust office at 928 Grand Blvd., 12th Floor, Kansas City, Missouri 64106.

Ranking

The Bonds are subordinated, unsecured indebtedness of our Company. They rank pari passu with our other unsecured indebtedness that we have not expressly agreed is senior to the Bonds (which does not require Bondholder consent), and structurally subordinated to all indebtedness of our subsidiaries if any. The Bonds rank junior to any of our current secured indebtedness, including any debt outstanding under the Senior Debt , and are subordinated to any right of payment under the same. The Bonds would also rank junior to any of our future secured indebtedness or other future senior indebtedness.

Subordination

The indebtedness evidenced by the Bonds is subordinated to the prior current payment of any and all Senior Debt. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any Senior Debt or in the event that any event of default with respect to any Senior Debt shall have occurred and be continuing permitting ANB to declare the ANB Loan due and payable prior to the date on which it would otherwise have become due and payable, the Company may not make any payments (including principal payments and interest payments) on the Bonds. The same would be applicable to any future Senior Debt. In addition, upon any payment or distribution of assets upon any dissolution, winding-up, liquidation or reorganization of the Company, the payment of the principal of and interest and other amounts due on the Bonds will be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full of all Senior Debt. Because of this subordination, if the Company dissolves or otherwise liquidates, Bondholders may receive less, ratably, than a senior lender. The Indenture also requires a standstill period whereby the Trustee, whether on its own accord or upon the request of the requisite number of Bondholders, must obtain the consent of any senior lender, to pursue any remedies against the Company within 180 days of an occurrence of an Event of Default (as defined in the Indenture). As a result, the Trustee, on behalf of the Bondholders, may not be able to exercise its right to seek any remedies upon an Event of Default which may result in Bondholders incurring losses that may have otherwise been avoided. See “Risk Factors - Risks Related to the Bonds and to this Offering” for more information.

Interest and Maturity

The Series AA Bonds and Series AA-1 Bonds will bear interest at a rate of 9.0% per year, the Series BB Bonds and the Series BB-1 Bonds will bear interest at a rate of 10.0% per year, the Series CC Bonds and the Series CC-1 Bonds will bear interest at a rate of 11.0% per year, and the Series DD Bonds and the Series DD-1 Bonds will bear interest at a rate of 11.50% per year. The Series EE Bonds and Series EE-1 Bonds will bear interest at a rate of 12% per year.

The sole difference between the various series of Bonds associated with each interest rate will be the payment of interest.  For example, the Series AA Bonds will pay simple interest to the Bondholder monthly through cash distributions in arrears on the tenth (10th) day of each month, while the Series AA-1 Bonds will earn interest compounded monthly and not pay monthly cash distributions. At maturity, the Series AA Bonds, the Series BB Bonds, the Series CC Bonds, the Series DD Bonds, and the Series EE Bonds will pay the principal. At maturity, the Series AA-1 Bonds, the Series BB-1 Bonds, the Series CC-1 Bonds, the Series DD-1 Bonds, and the Series EE-1 Bonds will pay the entirety of accrued interest and principal.  Interest will accrue on the basis of a 360-day year consisting of twelve 30-day months. The Series AA Bonds and the Series AA-1 Bonds will mature on the third anniversary of the issuance date. The Series BB Bonds and the Series BB-1 Bonds will mature on the fifth anniversary of the issuance date. The Series CC Bonds and the Series CC-1 Bonds will mature on the seventh anniversary of the issuance date. The Series DD Bonds and the Series DD-1 Bonds will mature on the ninth anniversary of the issuance date.  The Series EE Bonds and Series EE-1 Bonds will mature on the eleventh anniversary of the issuance date.

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With respect to the maturity thereto of a Bond, the Company will send to the Trustee and each holder of such a Bond a notice of maturity, no more than 210 and no less than 60 days prior to a maturity date for any Bond, notifying the holder of the Bond of the Bond’s pending maturity and that the maturity of the Bond will or will not be extended.  We may elect to extend any Bond at any time up to and including the date that is 60 days prior to the maturity date of such Bond.

Manner of Offering

The offering is being made on a best-efforts basis through our broker/dealer of record. We reserve the right to conduct future sales through other Selling Group Members. Our broker/dealer of record will not be required to purchase any of the Bonds.

THE REQUIRED INTEREST PAYMENTS AND PRINCIPAL PAYMENT ARE NOT A GUARANTY OF ANY RETURN TO YOU NOR ARE THEY A GUARANTY OF THE RETURN OF YOUR INVESTED CAPITAL. While our Company is required to make interest payments and principal payment as described in the Indenture and above, we do not intend to establish a sinking fund to fund such payments. Therefore, our ability to honor these obligations will be subject to our ability to generate sufficient cash flow or procure additional financing in order to fund those payments. If we cannot generate sufficient cash flow or procure additional financing to honor these obligations, we may be forced to sell some or all of the Company’s assets to fund the payments. We cannot guarantee that the proceeds from any such sale will be sufficient to make the payments in their entirety or at all. If we cannot fund the above payments, Bondholders will have claims against us with respect to such violation as further described under the Indenture.

Optional Prepayment

We may prepay the Bonds, in whole or in part, without penalty at any time. Any prepayment of a Bond will be at an amount equal to the then outstanding principal on the Bonds being prepaid, plus any accrued but unpaid interest on such Bonds. If we plan to prepay the Bonds, we are required to give notice of prepayment not less than 5 days nor more than 60 days prior to any prepayment date to each Bondholder being prepaid at such Bondholder’s address appearing in the securities register maintained by the Registrar. In the event we elect to prepay less than all of any class or series of the Bonds, the particular Bonds to be prepaid will be selected by us, in our sole discretion.

Merger, Consolidation or Sale

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the successor entity, if other than us:

•	is organized and existing under the laws of the United States of America or any United States, or U.S., state or the District of Columbia; and

•	assumes all of our obligations to perform and observe all of our obligations under the Bonds and the Indenture;

and provided further that no event of default under the Indenture shall have occurred and be continuing.

The Indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the Indenture does not contain any provision which would protect the Bondholders against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

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Certain Covenants

Reports

We will furnish the following reports to the trustee:

Reporting  Requirements under Tier II of Regulation A. After launching this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31st, we will cause to be mailed or made available, by any reasonable means, to each Bondholder as of a date selected by us, an annual report containing financial statements of our Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, equity and cash flows, with such statements having been audited by an accountant selected by us. We shall be deemed to have made a report available to each Bondholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and such report is publicly available on such system or (ii) made such report available on any website maintained by our Company and available for viewing by the Bondholders.

Payment of Taxes and Other Claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or assets; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve.

Prior to this offering, there has been no public market for the Bonds. We may apply for quotation of the Bonds on an alternative trading system or over the counter market beginning after the final closing of this offering. However, even if the Bonds are listed or quoted, no assurance can be given as to (1) the likelihood that an active market for the Bonds will develop, (2) the liquidity of any such market, (3) the ability of Bondholders to sell the Bonds or (4) the prices that Bondholders may obtain for any of the Bonds. No prediction can be made as to the effect, if any, that future sales of the Bonds, or the availability of the Bonds for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of the Bonds, or the perception that such sales could occur, may adversely affect prevailing market prices of the Bonds. See “Risk Factors —Risks Related to the Bonds and the Offering”.

Event of Default

The following are events of default under the Indenture with respect to the Bonds:

•	default in the payment of any interest on the Bonds when due and payable, which continues for 60 days, a cure period;

•	default in the payment of any principal of or premium on the Bonds when due, which continues for 60 days, a cure period;

•	default in the performance of any other obligation or covenant contained in the Indenture or in this offering circular for the benefit of the Bonds, which continues for 120 days after written notice, a cure period; and

•	specified events in bankruptcy, insolvency or reorganization of us;

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Book-entry and other indirect Bondholders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or rescind an acceleration of maturity.

Annually, within 120 days following December 31st while the Bonds are outstanding, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture, or else specifying any event of default and the nature and status thereof. We will also deliver to the trustee a written notification of any uncured event of default within 30 days after we become aware of such uncured event of default.

Remedies if an Event of Default Occurs

Subject to any respective cure period, or other terms of the indenture, if an event of default occurs and is continuing, the trustee or the Bondholders of not less than a majority in aggregate outstanding principal amount of the Bonds may declare the principal thereof, and all unpaid interest thereon to be due and payable immediately. In such event, the trustee will have the right to force us to sell any assets held by us or any subsidiary of ours that we have the unilateral right to cause it to sell its assets. We will be required to contribute the proceeds of any such sale to the repayment of the Bonds. With respect to subsidiaries for which we do not have the unilateral right to sell their assets, the trustee has the right to force us to sell our equity in such subsidiary in order to repay the Bonds.

At any time after the trustee or the Bondholders have accelerated the repayment of the principal, premium, if any, and all unpaid interest on the Bonds, but before the trustee has obtained a judgment or decree for payment of money due, the Bondholders of a majority in aggregate principal amount of outstanding Bonds may rescind and annul that acceleration and its consequences, provided that all payments, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The Bondholders of a majority in principal amount of the outstanding Bonds may waive any default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the Bonds; or

•	in an obligation contained in, or a provision of, the Indenture which cannot be modified under the terms of the Indenture without the consent of each Bondholder.

The Bondholders of a majority in principal amount of the outstanding Bonds may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Bonds, provided that (i) such direction is not in conflict with any rule of law or the Indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the Bondholders not joining therein. Subject to the provisions of the Indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the Indenture at the direction of the Bondholders, the trustee is entitled to receive from those Bondholders security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A Bondholder will have the right to institute a proceeding with respect to the Indenture or for any remedy under the Indenture, if:

•	that Bondholder previously gives to the trustee written notice of a continuing event of default in excess of any cure period,

•	the Bondholders of not less than a majority in principal amount of the outstanding Bonds have made written request;

•	such Bondholder or Bondholders have offered to indemnify the trustee against the costs, expenses and liabilities incurred in connection with such request;

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•

the trustee has not received from the Bondholders of a majority in principal amount of the outstanding Bonds a direction inconsistent with the request (it being understood and intended that no one or more of such Bondholders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Bondholders, or to obtain or to seek to obtain priority or preference over any other of such Bondholders or to enforce any rights under the Indenture, except in the manner herein provided and for equal and ratable benefit of all Bondholders); and

•	the trustee fails to institute the proceeding within 60 days.

However, the Bondholder has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Bond on the respective due dates (or any redemption date, subject to certain discounts) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Bondholder.

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LEGAL PROCEEDINGS

There are currently no material legal proceedings involving our Company.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners (more than 10%)

We are a wholly-owned subsidiary of our Sponsor. The table below sets forth, as of the issuance date of this report, certain information regarding the beneficial ownership of our Sponsor’s outstanding membership units for (1) each person who is expected to be the beneficial owner of 10% or more of our Sponsor’s outstanding membership units and (2) each of our Sponsor’s named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our Sponsor’s outstanding membership units. Each person named in the table has sole voting and investment power with respect to all of the membership units shown as beneficially owned by such person. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
LLC Interests	Daniel Ferrari*	N/A	28.79%

LLC Interests	Charlene Ferrari*	N/A	28.79%

LLC Interests	All Executives and Managers	N/A	28.98%

* Daniel Ferrari and Charlene Ferrari each own 50% of the voting membership interests in and are the managers of Lion of Judah, LLC, which owns 57.58% of our Sponsor. Their address is 1983 Water Chase Drive, New Lenox, IL 60451.  Adam Ferrari is the economic interest owner of Lion of Judah, LLC, but has no voting or managerial interest in Lion of Judah, LLC and, therefore, is not a beneficial interest holder of our Sponsor.

** 18575 Jamboree Road, Suite 830, Irvine, CA 92612.

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EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

We are a wholly-owned subsidiary of our Sponsor. Consequently, we do not have our own separate executive officers. The following table sets forth information on the executive officers and significant employees of our Sponsor.

The following are the executive officers of our Sponsor we expect to be active in management of our Company.

Name	Age	Position with our Sponsor	Manager/Officer Since
Lindsey Wilson	38	Manager and Chief Operating Officer	April 2019
Curtis Allen	38	Chief Financial Officer	February 2020

Set forth below is biographical information for the executive officers of our Sponsor we expect to be active in the management of our Company.

Lindsey Wilson, Chief Operating Officer. Lindsey brings years of extensive practical experience leading diverse, multidisciplinary teams in the energy sector. Lindsey entered the oil and gas industry in 2011 as a Leasing Agent in Texas and this foundational experience was the springboard that ultimately allowed her to transition into more advanced management roles within the mineral and leasehold acquisition space.  Immediately prior to helping to found our Sponsor, Ms. Wilson was employed in the operations department of The Petram Group, LLC (f/k/a Wolfhawk Energy Holdings, LLC d/b/a “Ferrari Energy”), a mineral and leasehold acquisition company, until early 2019. As a founding member of Phoenix Capital Group, Lindsey establishes the objectives of the business and leads all operational functions within our Sponsor. Responsible for overseeing the day-to-day operations of Phoenix Capital Group, Lindsey takes great pride in working with all departments on setting and achieving aggressive business goals. Lindsey graduated from the University of Texas Arlington and holds a Bachelor of Business Administration with a concentration in Marketing.

Curtis Allen, Chief Financial Officer. Curtis graduated magna cum laude from SUNY Oswego with both his BS and MBA concentrated in accounting. Curtis has over 10 years’ experience in financial services with an emphasis on investment analysis. As a CPA, Curtis has a range of experiences from his private tax-practice to auditing billion-dollar defense contractors with the Department of Defense. Most recently, he has spent over 7 years managing investments for personal and corporate clients. Alongside being a CPA, Curtis also holds series 7 and 66 licenses and has passed the CFA level I. At Phoenix, Curtis is responsible for all accounting and finance functions and underwriting new potential deals along with a multitude of day-to-day operational tasks.

Name	Age	Position with our Sponsor	Manager/Officer Since
Lindsey Wilson	38	Manager and Chief Operating Officer	April 2019
Curtis Allen	38	Chief Financial Officer	February 2020
Kristopher Woods	37	Chief Technology Officer	August 2019
Sean Goodnight	48	Chief Acquisition Officer	June 2020
Justin Arn	43	Chief Land and Title Officer	April 2020
Brynn Ferrari	33	Chief Marketing Officer	April 2023
Matt Willer	46	Managing Director, Capital Markets	March 2021
Adam Ferrari	40	Vice President of Engineering	April 2023

Julia Mao	36	Vice President of Business Process	November 2021
Nick Young	40	Vice President of Land - WY & TX	May 2020
Tom Kruk	61	Vice President of Mineral Acquisitions	August 2019
David McDonald	40	GIS Analyst	April 2021

Sponsor Executive Officers and Significant Employees

Set forth below is biographical information for the executive officers and significant employees of our Sponsor. Please see above for the biological information for Lindsey Wilson and Curtis Allen.

Kristopher Woods, Chief Technology Officer. Kris has over 12 years’ experience as a consultant and software engineer working across a number of industries including energy, health & fitness and consumer goods. At our Sponsor, his responsibilities include identifying and validating technological needs, as well as overseeing the implementation and management of all software solutions. He has developed extensive insights into custom software and technology solutions over the course of his career and brings that knowledge and ability to lead diverse teams to his role at our Sponsor. Kris holds a B.A. in Computer Science from Lewis & Clark College and dual Masters degrees from Loyola Marymount in Business Administration and Systems Engineering.

Sean Goodnight, Chief Acquisitions Officer. Sean brings over 25 years of consultative sales experience to Phoenix Capital Group. As a Colorado native, he attended the University of Northern Colorado and spent the early part of his career in the health care and insurance industries. He was introduced into the oil and gas industry in 2016 working with mineral acquisitions where he quickly transitioned into management. Immediately prior to joining our Sponsor in June of 2020, Mr. Goodnight was employed by The Petram Group, LLC (f/k/a Wolfhawk Energy Holdings, LLC d/b/a “Ferrari Energy”), as an acquisitions landman. With our Sponsor , Sean leads the Acquisitions department and has implemented processes, developed tools, and introduced materials that have contributed to the continued success of the Company . He has built a team of talented, sophisticated professionals who possess the expertise and skillset to maintain the high level of standards that have become the foundation of his department.

Justin Arn, Chief Land & Title Officer. Justin graduated from the University of Hawaii at Manoa and majored in Philosophy with a minor in Business Administration. Justin began his Land career researching mineral and royalty rights for multiple mineral acquisition companies focusing on the DJ Basin in Weld County, Colorado and Laramie County, Wyoming. He has coordinated and managed title projects, large and small, in Wyoming, Colorado, North Dakota, Montana, and Texas, and performed and managed opportunity and due diligence title work for the purchase of thousands of Royalty Acres throughout the DJ, Bakken, and Permian basins. Justin is an active member of the American Association of Professional Landmen, and the Wyoming Association of Professional Landmen. Immediately prior to joining our Sponsor, Mr. Arn was employed as a landman for The Petram Group, LLC (f/k/a Wolfhawk Energy Holdings, LLC d/b/a “Ferrari Energy”).

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Brynn Ferrari, Chief Marketing Officer. Brynn comes to us bringing over 12 years of experience with a variety of marketing experience across digital, talent relations, events and social media. With a Public Relations degree from the University of Southern California she is a true Trojan at heart and is a Young Leader for the USC Alumni Association.Prior to her position at the Company, Brynn led projects working in-house for American Honda Motor Co., Amazon, the Estee Lauder Companies, and Unilever Prestige.She also managed multi-million dollar advertising campaigns and spearheaded creative innovation for first-to-market products including the launch of an AR partnership integration withModifacefor Estee Lauder Companies for the brand,SmashboxCosmetics. As the Chief Marketing Officer at our Sponsor, she is responsible for developing both the marketing team and the Investor Relations team with a focus on process efficiencies and team growth. She owns strategy across all marketing platforms passionately sharing our story and the people behind our Sponsor. Brynn Ferrari is Adam Ferrari’s spouse and the daughter-in-law of Charlene and Daniel Ferrari.

Matt Willer, Managing Director, Capital Markets. Matt Willer is a seasoned finance professional that has spent 22 years professionally assisting Companies of all sizes, in a variety of industries, with their financing needs. Matt’s career began at Smith Barney and after his early professional life was spent at a large investment bank he sequentially migrated to smaller firms where he has been able to have more autonomy and interaction with clients. For the past decade, Matt’s experience has largely been in an internal investment banking function to the operating companies that he is assisting. With experience in both debt and equity transactions, across both private and public Companies, Matt has raised well over $100 million in new capital for the companies he’s worked with. Matt brings an entrepreneurial finance background to our Sponsor where he currently maintains the title of Managing Director, Capital Markets and has recently become a partner with our Sponsor. Matt graduated from the University of Southern California with a degree in Business Administration with a dual specialty in Finance and Management.    Mr. Willer is a registered representative and associated person of Dalmore Group.

Adam Ferrari, Vice President of Engineering. Adam graduated from the University of Illinois at Urbana-Champagne Magna Cum Laude with a Bachelor’s of Science Degree in Chemical Engineering. Adam began his career with BP America as a completions engineer in 2005. During his tenure with BP, Adam served in various drilling, completions, and production roles both in the Gulf of Mexico and the onshore US business units. Following his experience at BP, Adam transitioned to an equity analyst role within the Oil and Gas division at Macquarie Capital in Denver, CO. After gaining experience on the financial services side of oil and gas, Adam transitioned back to the operating side of the industry in a lead Petroleum Engineering role with start-up Halcon Resources. While at Halcon, Adam supported various exploration and development programs in the broader gulf coast region and the Bakken shale asset in North Dakota. Following his tenure at Halcon, Adam pursued various entrepreneurial opportunities on the mineral acquisitions side of the oil and gas industry that ultimately led him to the Company. Immediately prior to becoming a consultant, Adam was the Chief Executive Officer of the The Petram Group, LLC (f/k/a Wolfhawk Energy Holdings, LLC d/b/a “Ferrari Energy”) until March of 2019. Adam has served in an advisory role at various points for our Sponsor and as of April of 2023, Adam was promoted to VP of Engineering for the company. Prior to his employment at the Petram Group, Mr. Ferrari founded and operated Ferrari Energy, LLC, a single member Colorado LLC, which was active in acquiring and disposing of mineral interests from 2014 to 2017. Currently, Ferrari Energy, LLC has no employees, holds only one remaining mineral property and is otherwise inactive. In early 2016, Wolfhawk Energy Holdings, LLC started operating under the brand name "Ferrari Energy," even though there was no formal connection between Ferrari Energy, LLC and Wolfhawk Energy Holdings, LLC. From December 14, 2016 through March 11, 2019, Adam Ferrari served as the CEO of Wolfhawk Energy Holdings, LLC. Subsequently, Wolfhawk Energy Holdings, LLC underwent name changes and became The Petram Group, LLC on April 2, 2019. At the Sponsor, Adam is responsible for conducting engineering evaluations across all areas of interest and making purchase recommendations to the executive team at Phoenix Capital Group. Adam Ferrari is Brynn Ferrari’s spouse and the son of Charlene and Daniel Ferrari.

Julia Mao, Vice President of Business Process. At Phoenix Capital Group, Julia is responsible for identifying areas in need of process business improvement and implementing solutions in creating better efficiencies, as well as developing reporting tools for more informed executive business decisions. Ms. Mao has worked professionally for 10 years at Lakeshore Learning Materials from accounting to the marketing field and has extensive experience in improving business processes within a variety of departments utilizing various technology software systems. Julia has earned a BA in Business Economics from the University of California Irvine. In addition, Ms. Mao holds an MBA from the prestigious University of Southern California at the globally recognized Marshall School of Business with dual Graduate Certificates in Business Analytics and Marketing.

Nick Young, Vice President of Land - WY& TX. Nick has over 10 years’ experience as a Landman. Starting out as an intern with Colorado State Land Board working in their mineral division and later working as an Independent Landman for various Industry leading companies. Immediately prior to joining the company in 2020, Nick was employed with The Petram Group, LLC (f/k/a Wolfhawk Energy Holdings, LLC d/b/a “Ferrari Energy”). Nick is responsible for examining Due Diligence on purchases and performing curative tasks that arrive from these purchases at our Sponsor. Nick holds a Bachelor of Business Administration in Financial and Marketing Management from the University of New Mexico.

Tom Kruk, Vice President of Mineral Acquisitions. Tom’s careers in sales, management and training include the fields of energy, insurance and communications. Tom studied Energy Engineering before graduating with his Bachelor of Science as a Marketing major at the University of Arizona. Prior to joining Phoenix Capital Group as a partner, Tom worked as an Acquisitions Landman at The Petram Group, LLC  (f/k/a Wolfhawk Energy Holdings, LLC d/b/a “Ferrari Energy”) until mid-2019. Tom’s focus at our Sponsor centers around working with individuals, businesses and other organizations to lease and purchase mineral holdings in the areas the Sponsor targets for investment.

David McDonald, GIS Analyst. David has over 15 years of experience in the oil and gas industry working as Senior Geotechnical Analyst supporting exploration and development in the Raton, DJ, Uintah, and Williston Basins. Prior to joining our company, David worked for El Paso Oil & Gas and Whiting Petroleum. David graduated from Brigham Young University Idaho with a B.A. in Geology and in 2020 completed his Masters in Geographic Information Science from the University of Denver.

None of our or our Sponsor's managers, executive officers or significant employees have been involved in or subject to any action or event that would require disclose under Item 10(d) of Form 1-A.

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EXECUTIVE COMPENSATION

Our Company does not have any employed executives. It is operated by our Sponsor and our Sponsor’s executive officers designated above. We will not reimburse our Sponsor for any portion of the salaries and benefits to be paid to its executive officers named in “Executive Officers and Significant Employees ;” Our Sponsor will pay all costs of personnel necessary to operate our company.  We will provide the Loan to our Sponsor, who may use the proceeds of the Loan to pay salaries and other compensation.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We are a wholly-owned subsidiary of our Sponsor.  Consequently, the Loan between the Company and the Sponsor as describe herein is a related party transaction. In accordance with our Operating Agreement, our Sponsor, owns all membership interest, has the right to receive any and all profits and losses from our Company, and otherwise does not and will not receive any compensation for the services it or its executives provide to us. Our Sponsor will pay all of our operating and other expenses, except for the payment of interest and principle on our Bonds.

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INDEPENDENT AUDITOR

The financial statements of our Company, which comprise the balance sheet as of December, 31 2022, and the related statements of operations, members’ equity and cash flows for the period from November 16, 2022 (date of inception) through December 31, 2022, included in this offering circular and the related notes to those financial statements, have been audited by Cherry Bekaert LLP, independent auditors, as set forth in their reports thereon.

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LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the Bonds, will be passed upon for us by KVCF, PLC.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We will file, annual, semi-annual and special reports, and other information, as applicable, with the SEC. You may read and copy any document filed with the SEC at the SEC’s public company reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, and informational statements, and other information regarding issuers that file electronically with the SEC (http : //www. sec. gov).

Our Company has filed an offering statement of which this offering circular is a part with the SEC under the Securities Act. The offering statement contains additional information about us. You may inspect the offering statement without charge at the office of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

This offering circular does not contain all of the information included in the offering statement. We have omitted certain parts of the offering statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the offering statement, which may be found at the SEC’s website at http://www.sec.gov. Statements contained in this offering circular and any accompanying supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

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49

PART F/S

PHOENIX CAPITAL GROUP HOLDINGS I LLC.

Financial Statements

As of December 31, 2022 and for the period

November 16, 2022 (inception) through December 31, 2022

And Report of Independent Auditor

F-1

PHOENIX CAPITAL GROUP HOLDINGS I, LLC. TABLE OF CONTENTS

F-2

Cherry Bekaert LLP
Your Guide Forward

Report of Independent Auditor

To the Board of Directors and Member
Phoenix Capital Group Holdings I, LLC
Irvine, CA

Opinion

We have audited the accompanying financial statements of Phoenix Capital Group Holdings I, LLC, (the "Company"), which comprise the balance sheet as of December 31, 2022, and the related statements of operations, member's equity, and cash flows for the period from November 16, 2022 (date of inception) to December 31, 2022, and the related notes to the financial statements.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the period November 16, 2022 (date of inception) through December 31, 2022, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the *Auditor's Responsibilities for the Audit of the Financial Statements* section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

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F-3

In performing an audit in accordance with generally accepted auditing standards, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.

- Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Cherry Bekaert LLP

Fort Lauderdale, Florida
April 3, 2023

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F-4

PHOENIX CAPITAL GROUP HOLDINGS I, LLC BALANCE SHEET DECEMBER 31, 2022

ASSETS
Total Assets	$-

LIABILITIES AND MEMBER'S EQUITY
Total Liabilities	-

Member's Equity	-
TOTAL LIABILITIES AND MEMBER'S EQUITY	$-

The accompanying notes to the financial statements are an integral part of these statements.

F-5

PHOENIX CAPITAL GROUP HOLDINGS I, LLC STATEMENT OF OPERATIONS FOR THE PERIOD NOVEMBER 16, 2022 (INCEPTION) THROUGH DECEMBER 31, 2022

REVENUES
Total revenues	$-
OPERATING EXPENSES
Total operating expenses	-

NET INCOME (LOSS)	$-

The accompanying notes to the financial statements are an integral part of these statements.

F-6

PHOENIX CAPITAL GROUP HOLDINGS I, LLC STATEMENT OF MEMBER’S EQUITY FOR THE PERIOD NOVEMBER 16, 2022 (INCEPTION) THROUGH DECEMBER 31, 2022

Balances, November 16, 2022 (Inception)	$-
Contributions	-
Distributions	-
Net income	-
Balances, December 31, 2022	$-

The accompanying notes to the financial statements are an integral part of these statements.

F-7

PHOENIX CAPITAL GROUP HOLDINGS I, LLC STATEMENT OF CASH FLOWS FOR THE PERIOD NOVEMBER 16, 2022 (INCEPTION) THROUGH DECEMBER 31, 2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$-
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Net cash flows from operating activities	-

CASH FLOWS FROM INVESTING ACTIVITES
Net cash flows from investing activities	-

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash flows from financing activities	-

Net change in cash	-
Cash, beginning of year	-
Cash, end of year	$-

The accompanying notes to the financial statements are an integral part of these statements.

F-8

PHOENIX CAPITAL GROUP HOLDINGS I, LLC. NOTES TO THE FINANCIAL STATEMENTS DECEMBER 31, 2022

Note 1 – Organization

The following items represent the Company’s accounting policies and will be used once operations commence. There have been no operations to date.

Phoenix Capital Group Holdings I, LLC, (the “Company”) is a Delaware limited liability company formed to originate unsecured loans in the United States of America. The Company’s plan is to originate, acquire, and manage unsecured loans and securities which it will lend to the parent company, Phoenix Capital Group Holdings, LLC on a revolving facility. Phoenix Capital Group Holdings, LLC is the Managing Member and owns 100% of the member interests in the Company.

The Company was formed on November 16, 2022 and has not commenced operations. The Company anticipates raising a maximum of $75 million of bonds (the “Bonds”) pursuant to an exemption from registration under Regulation A of the Securities Act of 1933, as amended. The Company’s term is indefinite.

Phoenix Capital Group Holdings, LLC, will cover all of the expenses and liabilities of the Company if it is unable to secure proper funds.

Note 2 – Significant accounting policies

Basis of preparation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair representation.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP as detailed in the Financial Accounting Standards Boards (“FASB”) Accounting Standards Codification (“ASC”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ materially from these estimates.

Fair value measurements

The Company follows ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements but applies to assets and liabilities that are required to be recorded at fair value under other accounting standards. ASC 820 characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable.

The three levels of the fair value measurement hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Measured based on prices or valuation models that required inputs that are both significant to the fair value measurement and less observable for objective sources (i.e., supported by little or no market activity).

F-9

PHOENIX CAPITAL GROUP HOLDINGS I, LLC. NOTES TO THE FINANCIAL STATEMENTS DECEMBER 31, 2022

Note 2 – Significant accounting policies (continued)

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents at financial institutions. The balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there may be a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.

Mortgage loans receivable

Mortgage loans receivable are classified as held-for-investment based on the Company’s intention and ability to hold the loans until maturity. The loans are stated at the amount of unpaid principal adjusted for any impairment or allowance for loan losses. The Company’s mortgage loans receivable are expected to consist of junior secured private company loans collateralized by the borrower’s underlying mineral and leasehold assets.

Nonaccrual loans

Interest income is recognized to the extent paid or if the analysis performed on the related mortgage loan receivables supports the collectability of the interest receivable. A mortgage loan is placed on nonaccrual when the future collectability of interest and principal is not expected, unless, in the determination of the Managing Member, the principal and interest on the mortgage loan are well collateralized and in the process of collection. When classified as nonaccrual, accrued interest receivable on the loan is reversed and the future accrual of interest is suspended. Payments of contractual interest are recognized as income only to the extent that full recovery of the principal balance of the mortgage loan is reasonably certain.

Impairment and allowance for mortgage loan losses

Mortgage loans receivables are considered “impaired” when, based on observable information, it is probable the Company will be unable to collect the total amount outstanding under the contractual terms of the loan agreement. The Managing Member assesses mortgage loans receivable for impairment on an individual mortgage loan basis and determines the extent to which a specific valuation allowance is necessary by comparing the loan’s remaining balance to either the fair value of the collateral, less the estimated cost to sell, or the present value of expected cash flows, discounted at the loan’s base interest rate.

An allowance for loan losses on mortgage loans receivable is established through a provision for loan losses charged against income and includes specific reserves for impaired loans. Mortgage loans deemed to be uncollectible are charged against the allowance when the Managing Member believes that the collectability of the principal is unlikely and subsequent recoveries, if any, are credited to the allowance. The Managing Member’s periodic evaluation of the adequacy of the allowance is based on an assessment of the current loan portfolio, including known inherent risks, adverse situations that may affect the borrowers’ ability to repay, the estimated value of any underlying collateral, and current economic conditions.

F-10

PHOENIX CAPITAL GROUP HOLDINGS I, LLC. NOTES TO THE FINANCIAL STATEMENTS DECEMBER 31, 2022

Note 2 – Significant accounting policies (continued)

Bonds payable

Company issued bonds will be held as a liability upon the effective date of closing. The bond interest will be expensed on an accrual basis. The contingent interest associated with the bonds will be recognized on an accrual basis at the end of each reporting period assuming a hypothetical liquidation of the Company’s mortgage loans receivable at fair value.

Income and expense recognition

Interest income and other related income are recognized on an accrual basis when earned, except as noted in the nonaccrual loans section above. Operating expenses and other related expenses are recorded on an accrual basis as incurred.

Income taxes

As a limited liability company, the Company itself is not subject to United States federal income taxes. Each member is individually liable for income taxes, if any, on its share of the Company's net taxable income. Accordingly, no provision or credit for income taxes is recorded in the accompanying financial statements. The Company anticipates paying distributions to the member in amounts adequate to meet their tax obligation.

The Company applies the authoritative guidance for uncertainty in income taxes included in Financial Accounting Standards Board (“FASB”) ASC 740, Income Taxes, as amended by Accounting Standards Update 2009-06, Implementation Guidance on Accounting for Uncertainty in Taxes and Disclosures Amendments for Nonpublic Entities. This guidance requires the Company to recognize a tax benefit or liability from an uncertain position only if it is more likely than not that the position is sustainable, based on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents. If this threshold is met, the Company would measure the tax benefit or liability as the largest amount that is greater than 50% likely of being realized upon ultimate settlement.

As of December 31, 2022, the Company had not recorded any benefit or liability for unrecognized taxes.

The Company files United States federal income tax returns as well as various state returns. With few exceptions, the Company’s tax returns and the amount of allocable income or loss are subject to examination by taxing authorities for three years subsequent to the Company’s commencement of operations. If such examinations result in changes to income or loss, the tax liability of the member could be changed accordingly. There are currently no examinations being conducted of the Company by the Internal Revenue Service or any other taxing authority.

The Company accrues all interest and penalties under relevant tax law as incurred. As of December 31, 2022, no amount of interest and penalties related to uncertain tax positions was recognized in the Statement of Operations.

Recent accounting pronouncements

ASU 2016-13, as amended by ASU 2019-10, changes the accounting for credit losses measurement on loans and debt securities. For loans and held-to-maturity securities, the Update requires a current expected credit loss (“CECL”) measurement to estimate the allowance for credit losses for the remaining estimated life of the financial asset. The CECL measurement must be developed using historical experience, current conditions, and reasonable and supportable forecasts.

The standard will also expand disclosure requirements. Adoption of the new standards is required for the Company effective January 1, 2023. Early adoption is permitted. The Company is evaluating the impact of this standard.

F-11

PHOENIX CAPITAL GROUP HOLDINGS I, LLC. NOTES TO THE FINANCIAL STATEMENTS DECEMBER 31, 2022

Note 3 – Allocation of net income and loss

It is anticipated that the Operating Agreement will provide detailed provisions regarding the allocation of net income and losses among the members over the life of the Company. Generally, items of income and expense are allocated among members in proportion to the applicable membership interest.

Note 4 – Related party transactions

The Company will lend funds to the Managing Member on a revolving line of credit facility secured by junior subordinated mortgages granted by the Managing Member. The Managing Member will invest the proceeds from the facility in its ordinary course of business. The Managing Member will pay interest to The Company to satisfy its Bond obligations, both principal and interest. Additionally, the Managing Member will cover all related costs of The Company in originating the Bonds, including but not limited to selling commissions and broker-dealer fees.

Note 5 – Member’s equity

As of December 31, 2022 and for the period November 16, 2022 (inception) through December 31, 2022, the Managing Member, as sole member of the Company, made no capital contributions or received any distributions. Upon execution of the operating agreement, the Managing Member must contribute $100.

Note 6 – Bonds payable

After the close of the initial bond issuance, the Company anticipates making monthly interest payments to the bondholders of the Bonds at a rate of 7.00% to 11.00% per annum. The Bonds will be unsecured obligations of the Company.

Note 7 – Subsequent events

The financial statements were approved by management and available for issuance on April 3, 2023. Subsequent events have been evaluated through this date.

F-12

PART III – EXHIBITS

EXHIBIT INDEX

Exhibit Number	Exhibit Description

(1)(a)	Broker-Dealer Agreement by and between Dalmore Group LLC and Phoenix Capital Group Holdings I LLC*

(1)(b)	First Amendment to Broker-Dealer Agreement by and between Dalmore Group LLC and Phoenix Capital Group Holdings I LLC date as of May 30, 2023*

(2)(a)	Certificate of Formation of Phoenix Capital Group Holdings I LLC*

(2)(b)	Limited Liability Company Agreement of Phoenix Capital Group Holdings I LLC, dated as of December 1, 2022*

(3)(a)	Form of Indenture between Phoenix Capital Group Holdings I LLC and UMB Bank, N.A.

(3)(b)	Form of AA Bond

(3)(c)	Form of AA-1 Bond

(3)(d)	Form of BB Bond

(3)(e)	Form of BB-1 Bond

(3)(f)	Form of CC Bond

(3)(g)	Form of CC-1 Bond

(3)(h)	Form of DD Bond

(3)(i)	Form of DD-1 Bond

(3)(j)	Form of EE Bond

(3)(k)	Form of EE-1 Bond

(4)	Subscription Agreement

(6)(a)	Security Agreement, dated as of 24, 2023, by and between Amarillo National Bank and Phoenix Capital Group Holdings I, LLC

(6)(b)	Form of Revolving Line of Credit Loan Agreement by and between Phoenix Capital Group Holdings, LLC and Phoenix Capital Group Holdings I LLC

(6)(c)	Commercial Guaranty between Phoenix Capital Group Holdings I LLC and Amarillo National Bank

(6)(d)	Form of Subordinate Master Revolving Line of Credit Note (Accrual Pay)*

(6)(e)	Form of Subordinate Master Revolving Line of Credit Note (Current Pay)*

(11)(a)	Consent of Cherry Bekaert LLP

(11)(b)	Consent of KVCF, PLC**

(12)	Opinion of KVCF, PLC, regarding legality of the Bonds

_____________

* Previously Filed

** Included with the legal opinion provided pursuant to item (12)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of  Irvine of California on August 11, 2023.

Phoenix Capital Group Holdings I, LLC,
a Delaware limited liability company By: Phoenix Capital Group Holdings, LLC a Delaware limited liability company Its: Sole Member

By:	/s/ Lindsey Wilson
Name:	Lindsey Wilson
Title:	Sole Manager

Date: August 11, 2023

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By:	/s/ Lindsey Wilson
Name:	Lindsey Wilson
Its:	Sole Manager of the Sole Member and Principal Executive Officer

Date: August 11, 2023

By:	/s/ Curtis Allen
Name:	Curtis Allen
Its:	Principal Financial Officer and Principal Accounting Officer

Date: August 11, 2023

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PHOENIX CAPITAL GROUP HOLDINGS I LLC

9.0% Unsecured Bonds (Series AA Bonds)

9.0% Unsecured Bonds (Series AA-1)

10.0% Unsecured Bonds (Series BB Bonds)

10.0% Unsecured Bonds (Series BB-1 Bonds)

11.0% Unsecured Bonds (Series CC Bonds)

11.0% Unsecured Bonds (Series CC-1 Bonds)

11.50% Unsecured Bonds (Series DD Bonds)

11.50% Unsecured Bonds (Series DD-1 Bonds)

12.0% Unsecured Bonds (Series EE Bonds)

12.0% Unsecured Bonds (Series EE-1 Bonds)

$75,000,000 Aggregate Maximum Offering Amount (75,000 Bonds)

$5,000 Minimum Purchase Amount (5 Bonds)

PRELIMINARY OFFERING CIRCULAR

August 11, 2023

Subject to completion

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